                         RIVERTON STATE BANK    FILED PURSUANT TO RULE 424(b)(3)
                           HOLDING COMPANY            REGISTRATION NO. 333-71125



   The board of directors of Riverton State Bank Holding Company has approved the sale of Riverton by Wells Fargo & Company. The sale is subject to the approval of Riverton's shareholders. A special meeting of shareholders will be held to vote on the proposed sale. The date, time and place of the meeting are as follows:

                           WEDNESDAY, MARCH 10, 1999
                             9:00 A.M., LOCAL TIME
                          616 NORTH FEDERAL BOULEVARD
                            RIVERTON, WYOMING 82501

   If the sale is completed, Wells Fargo will exchange a total of $18,600,000 of its common stock for all of the outstanding common stock of Riverton. Based on 20,893.5 shares of Riverton common stock outstanding, this works out to approximately $890.23 of Wells Fargo common stock for each share of Riverton common stock.

   The exchange ratio, or the number of shares of Wells Fargo common stock you will receive for each share of Riverton common stock you own, will be determined by dividing the share value (approximately $890.23) by the average of the closing prices of a share of Wells Fargo common stock as reported on the New York Stock Exchange for the period of 20 trading days ending on the day immediately before the special meeting.

   For example, if this average is $35, you will receive approximately 25.44 shares of Wells Fargo common stock for each share of Riverton common stock you own. If this average is $40, you will receive approximately 22.26 shares of Wells Fargo common stock for each share of Riverton common stock.

   The closing price of Wells Fargo common stock on January 27, 1999 was $35 a share.

   Whether or not you plan to attend the meeting, please complete and mail the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the sale. If you fail to return your card, the effect will be the same as a vote against the sale.

    This proxy statement-prospectus provides detailed information about the proposed sale. Please read this entire document carefully.

                             Alvin "Sparky" Olson
                            Chairman of the Board

                            _______________________

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE WELLS FARGO COMMON STOCK TO BE ISSUED OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            _______________________


              Proxy Statement-Prospectus dated February 8, 1999.
      First mailed to Riverton shareholders on or about February 8, 1999.

                      RIVERTON STATE BANK HOLDING COMPANY

                         NOTICE OF SPECIAL MEETING OF
                            SHAREHOLDERS TO BE HELD
                               ON MARCH 10, 1999



TO THE SHAREHOLDERS OF
RIVERTON STATE BANK HOLDING COMPANY:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Riverton State Bank Holding Company, a Wyoming corporation ("Riverton"), will be held on Wednesday, March 10, 1999, at 9:00 a.m., local time, at 616 North Federal Boulevard, Riverton, Wyoming, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of September 17, 1998 (the "Reorganization Agreement"), by and between Riverton and Norwest Corporation, a Delaware corporation now named Wells Fargo & Company ("Wells Fargo"), pursuant to which, among other things, a wholly-owned subsidiary of Wells Fargo will merge with and into Riverton upon the terms and subject to the conditions set forth in the Reorganization Agreement, as more fully described in the proxy statement-prospectus of which this Notice is a part.

2. To transact such other business as may properly be brought before the special meeting and any adjournments or postponements of the special meeting.

The board of directors of Riverton has fixed the close of business on February 5, 1999 as the record date for determining those shareholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Only shareholders of record on this date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

SHAREHOLDERS ARE ENTITLED TO ASSERT DISSENTERS' RIGHTS UNDER ARTICLE 13 OF THE WYOMING BUSINESS CORPORATION ACT IN CONNECTION WITH THE MERGER DESCRIBED IN ITEM 1 ABOVE, AS MORE FULLY DESCRIBED IN THE PROXY STATEMENT-PROSPECTUS OF WHICH THIS NOTICE IS A PART. A COPY OF ARTICLE 13 IS INCLUDED IN THE PROXY STATEMENT-PROSPECTUS AS APPENDIX B. SHAREHOLDERS WHO DO NOT SATISFY THE REQUIREMENTS FOR ASSERTING DISSENTERS' RIGHTS WILL FORFEIT THEIR RIGHT TO DEMAND AND RECEIVE PAYMENT FOR THEIR SHARES UNDER ARTICLE 13.


                                              By Order of the Board of Directors



                                                       Earl E. Coleman, Jr.
                                                           Secretary

                               TABLE OF CONTENTS


Questions and Answers About the Merger and this Proxy Statement-Prospectus........................           1

SUMMARY...........................................................................................           2
 Parties to the Merger............................................................................           2
 Reasons for the Merger; Recommendation of Riverton's Board of Directors..........................           2
 Required Vote; Voting Agreements.................................................................           3
 The Merger.......................................................................................           3
 Comparative Per Common Share Data................................................................           8
 Selected Historical Financial Information........................................................           9
 Share Prices and Dividends for Wells Fargo Common Stock..........................................          11

GLOSSARY OF IMPORTANT TERMS.......................................................................          12

SPECIAL MEETING OF SHAREHOLDERS...................................................................          14
 Date, Time and Place of Special Meeting..........................................................          15
 Record Date......................................................................................          15
 Voting Rights; Votes Required for Approval.......................................................          15
 Voting Agreements................................................................................          15
 Voting and Revocation of Proxies.................................................................          15
 Solicitation of Proxies..........................................................................          15
 Other Matters....................................................................................          15

THE MERGER........................................................................................          16
 Purpose and Effect of the Merger.................................................................          16
 Background of and Reasons for the Merger.........................................................          16
 Additional Interests of Riverton's Management in the Merger......................................          16
 Dissenters' Rights...............................................................................          16
 Exchange of Certificates.........................................................................          17
 Regulatory Approvals.............................................................................          18
 Effect on Riverton's Employee Benefit Plans......................................................          19
 Material U.S. Federal Income Tax Consequences of the Merger to Riverton Shareholders.............          19
 Resale of Wells Fargo Common Stock...............................................................          20
 Stock Exchange Listing...........................................................................          20
 Accounting Treatment.............................................................................          20

THE REORGANIZATION AGREEMENT......................................................................          21
 Basic Plan of Reorganization.....................................................................          21
 Representations and Warranties...................................................................          22
 Certain Covenants................................................................................          22
 Conditions to the Completion of the Merger.......................................................          23
 Termination of the Reorganization Agreement......................................................          23
 Effect of Termination............................................................................          23
 Waiver and Amendment.............................................................................          24
 Expenses.........................................................................................          24

COMPARISON OF RIGHTS OF HOLDERS OF RIVERTON COMMON STOCK AND WELLS FARGO COMMON STOCK.............          25
 Capital Stock....................................................................................          25
 Rights Plan......................................................................................          25
 Directors........................................................................................          26
 Amendment of Charter Document and Bylaws.........................................................          26
 Approval of Mergers and Asset Sales..............................................................          26
 Preemptive Rights................................................................................          27
 Appraisal Rights.................................................................................          27
 Special Meetings.................................................................................          27
 Directors' Duties................................................................................          28
 Action Without a Meeting.........................................................................          28
 Limitation of Director Liability.................................................................          28
 Indemnification of Officers and Directors........................................................          28
 Dividends........................................................................................          30
 Corporate Governance Procedures; Nomination of Directors.........................................          30

INFORMATION ABOUT RIVERTON........................................................................          31
 General..........................................................................................          31
 Legal Proceedings................................................................................          31
 Market Price and Dividends.......................................................................          31
 Beneficial Ownership of Riverton Common Stock by Riverton Management and Principal Stockholders..          31

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RIVERTON'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS..          33
 General..........................................................................................          33
 Nine Months Ended September 30, 1998 and 1997....................................................          33
 Years Ended December 31, 1997 and 1996...........................................................          34
 Noninterest Expense..............................................................................          39
 Income Taxes.....................................................................................          39
 Regulatory Capital Requirements..................................................................          40
 Asset and Liability Management...................................................................          40

                                      (i)

 Liquidity........................................................................................          40
 Year 2000 Compliance.............................................................................          40

INFORMATION ABOUT WELLS FARGO.....................................................................          42
 General..........................................................................................          42
 Norwest/Wells Fargo Combination..................................................................          42
 Information About Wells Fargo's Management.......................................................          43

CERTAIN REGULATORY AND OTHER CONSIDERATIONS PERTAINING TO WELLS FARGO.............................          44
 Bank Regulatory Agencies.........................................................................          44
 Bank Holding Company Activities; Interstate Banking..............................................          44
 Dividend Restrictions............................................................................          45
 Holding Company Structure........................................................................          46
 Regulatory Capital Standards and Related Matters.................................................          47
 FDIC Insurance...................................................................................          49
 Fiscal and Monetary Policies.....................................................................          50
 Competition......................................................................................          50

EXPERTS...........................................................................................          50

LEGAL MATTERS.....................................................................................          51

WHERE YOU CAN FIND MORE INFORMATION...............................................................          51

FINANCIAL STATEMENTS OF RIVERTON STATE BANK HOLDNG COMPANY........................................          F-1

APPENDIX A    AGREEMENT AND PLAN OF
              REORGANIZATION

Appendix B    Wyoming Business
              CORPORATION ACT
              ARTICLE 13
              Dissenters' Rights

                                     (ii)

                    QUESTIONS AND ANSWERS ABOUT THE MERGER
                      AND THIS PROXY STATEMENT-PROSPECTUS



Q:  WHAT DO I NEED TO DO NOW?

A: Just sign the enclosed proxy card and mail it to Riverton in the enclosed return envelope as soon as possible. This way, your shares will be represented at the special meeting.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Wells Fargo will send you written instructions for exchanging your stock certificates.

Q:  WHAT IS THE PURPOSE OF THIS DOCUMENT?

A: This document serves as both a proxy statement of Riverton and a prospectus of Wells Fargo. As a proxy statement, it's being provided to you because Riverton's board of directors is soliciting your proxy for use at the special meeting. As a prospectus, it's being provided to you because Wells Fargo will exchange shares of its common stock for your shares of Riverton common stock.

Q:  DO I NEED TO READ THE ENTIRE DOCUMENT, INCLUDING THE APPENDICES?

A: Absolutely. Much of this proxy statement-prospectus summarizes information that is in greater detail elsewhere in this document or in the appendices to this document. Each summary discussion is qualified in its entirety by reference to the document being summarized. For example, the summary of the terms of the Reorganization Agreement is qualified by reference to the full text of the Reorganization Agreement, a copy of which is included as Appendix A. If there are any differences, the information in the Reorganization Agreement will control over the information in the summary. To fully understand the merger and your rights as a Riverton shareholder, you'll need to read carefully this entire document including appendices.

Q:  IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A: This proxy statement-prospectus incorporates important business and financial information about Wells Fargo that is not included in or delivered with this document. For example, Wells Fargo's supplemental restated consolidated financial statements for the year ended December 31, 1997 are not included in this document. Instead, they are incorporated from Wells Fargo's current report on Form 8-K filed with the SEC on January 19, 1999.

    Information that is incorporated from another document is considered part of this proxy statement-prospectus. It's considered to have been disclosed to you whether or not you actually review the information.

Q:  WHERE CAN I FIND THE INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE?

A: Information incorporated from other documents is available to you without charge upon written or oral request. See page 50 under "Where You Can Find More Information" for a list of the documents that Wells Fargo has incorporated by reference into this proxy statement-prospectus, and how to obtain copies of these documents.

Q: WHAT ABOUT REPORTS FILED BY WELLS FARGO AFTER THE DATE OF THIS PROXY STATEMENT-PROSPECTUS?

A: Reports filed by Wells Fargo with the SEC after the date of this proxy statement-prospectus may update, modify or correct information in the documents incorporated by reference. You should review these reports, as they could disclose a change in the business prospects, financial condition or other affairs of Wells Fargo since the date of this proxy statement-prospectus.

                                    SUMMARY

    This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Merger fully, and for a more complete description of the legal terms of the Merger, you should carefully read this document and the other information available to you. See "Where You Can Find More Information."

PARTIES TO THE MERGER
  WELLS FARGO & COMPANY........................  Through its subsidiaries and affiliates, Wells Fargo
  420 Montgomery Street                          provides retail, commercial, real estate and mortgage
  San Francisco, California 94163                banking, asset management and consumer finance.
  (415) 477-1000                                 Wells Fargo also provides a variety of other
                                                 financial services, including equipment leasing,
                                                 agricultural finance, securities brokerage and
                                                 investment banking, insurance agency services,
                                                 computer and data processing services, trust
                                                 services, mortgage-backed securities servicing, and
                                                 venture capital investment.

                                                 At September 30, 1998, Wells Fargo had assets of
                                                 $195.9 billion, deposits of $130.0 billion and
                                                 stockholders' equity of $20.6 billion.  Based on
                                                 assets at September 30, 1998, Wells Fargo was the 7th
                                                 largest commercial banking organization in the United
                                                 States.

  RIVERTON STATE BANK
  HOLDING COMPANY..............................  Riverton is a bank holding company which owns 100% of
  616 North Federal Boulevard                    the outstanding stock of Riverton State Bank,
  Riverton, Wyoming 82501                        Riverton, Wyoming, and Dubois National Bank, Dubois,
  (370) 856-2265                                 Wyoming.  These banks have attracted deposits and
                                                 made loans primarily in Fremont County, Wyoming.

                                                 At September 30, 1998, Riverton had assets of $85.2
                                                 million, deposits of $75.3 million and stockholders'
                                                 equity of $8.4 million.

 Reasons for the Merger;
  RECOMMENDATION OF RIVERTON'S
  BOARD OF DIRECTORS (SEE PAGE 16).............  Riverton's board of directors believes the merger is in the best interests of Riverton shareholders
                                                 because it will:

                                                 .  provide the shareholders of Riverton with a more
                                                    certain and accessible market to buy and sell
                                                    shares; and

                                                 .  enable Riverton to compete more effectively with
                                                    multi-state banks presently operating in Fremont
                                                    County, Wyoming, which provide a more

                                                    diversified mix of financial services and can offer
                                                    lower loan rates.

                                                 RIVERTON'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                                                 THAT RIVERTON SHAREHOLDERS VOTE FOR APPROVAL OF THE
                                                 MERGER.

REQUIRED VOTE; VOTING AGREEMENTS...............  The holders of at least two-thirds of the outstanding shares of Riverton common stock must approve the
                                                 merger.  Riverton's directors have agreed to vote in
                                                 favor of the merger all shares of Riverton common
                                                 stock beneficially owned by them at the record date
                                                 for the special meeting.  At the record date, the
                                                 directors owned a total of 12,897 shares of Riverton
                                                 common stock, representing approximately 61.7% of the
                                                 shares of Riverton common stock outstanding at the
                                                 record date.


THE MERGER.....................................  As a result of the merger, Riverton and the banks will become subsidiaries of Wells Fargo.

  WHAT RIVERTON SHAREHOLDERS
  WILL RECEIVE (SEE PAGE 21)...................  In the merger, Wells Fargo will exchange a total of
                                                 $18,600,000 of Wells Fargo common stock for all of
                                                 the outstanding shares of Riverton common stock.
                                                 Based on 20,893.5 shares of Riverton common stock
                                                 outstanding, Wells Fargo will exchange approximately
                                                 $890.23 of its common stock for each share of
                                                 Riverton common stock.

                                                 The exchange ratio, or the number of shares of Wells
                                                 Fargo common stock you will receive for each share of
                                                 Riverton common stock you own, will be determined by
                                                 dividing the share value (approximately $890.23) by
                                                 the average of the closing prices of a share of Wells
                                                 Fargo common stock as reported on the New York Stock
                                                 Exchange composite transaction reporting system
                                                 during the period of 20 consecutive trading days
                                                 ending on the day immediately before the special
                                                 meeting.

                                                 Wells Fargo will not issue fractional shares in the
                                                 merger.  If the total number of shares of Wells Fargo
                                                 common stock you are entitled to receive in the
                                                 merger does not equal a whole number, Wells Fargo
                                                 will pay you cash instead of the fractional share.

  MANAGEMENT AND OPERATIONS OF RIVERTON AND
  THE BANKS AFTER THE MERGER...................  When the merger is complete, Wells Fargo will own all of the outstanding shares of Riverton common

                                                 stock.  As a result, Wells Fargo will be able to elect or
                                                 appoint all of the directors and officers of Riverton.

                                                 As a result of the merger, Riverton Bank and Dubois
                                                 Bank will become indirect bank subsidiaries of Wells
                                                 Fargo.  Wells Fargo expects that after the merger the
                                                 banks will provide products and services offered by
                                                 Wells Fargo affiliates.

  ADDITIONAL INTERESTS OF RIVERTON'S
   MANAGEMENT (SEE PAGE 16)....................  Riverton's management will receive the same consideration for their shares of Riverton common
                                                 stock as you will.

                                                 Alvin "Sparky" Olson, Chairman and President of
                                                 Riverton, has entered into an employment and
                                                 noncompetition agreement with Wells Fargo.  Under
                                                 this agreement, Mr. Olson will become an employee of
                                                 Wells Fargo for a period of two years beginning on
                                                 the day the merger is completed.  See page 17 for a
                                                 discussion of this agreement.

                                                 Riverton's board of directors was aware of Mr.
                                                 Olson's employment agreement with Wells Fargo when it
                                                 approved the Reorganization Agreement.
  CONDITIONS TO THE MERGER
   (SEE PAGE 23)...............................  A number of conditions must be satisfied before the merger can be completed, including the following:

                                                 .  The merger must be approved by the holders of at
                                                    least two thirds of the outstanding Riverton common stock.

                                                 .  The merger must be approved by governmental authorities without unreasonably burdensome demands on Wells Fargo.

                                                 .  Riverton must receive a legal opinion that its shareholders will not recognize any gain or loss for federal income tax purposes as a result of the merger (except for cash received in lieu of fractional shares).

                                                 .  There cannot be any change since December 31, 1997
                                                    that has had, or might reasonably be expected to
                                                    have, a material adverse effect on Riverton and the
                                                    Banks taken as a whole.

                                                 .  Riverton must be in full compliance with current
                                                    Federal Financial Institutions Examination

                                                        Council Year 2000 requirements and there must
                                                        not be any feature of Riverton's data processing,
                                                        operating or platform systems that would prevent
                                                        those systems from being converted to Wells Fargo's
                                                        systems.

                                                 Some of the conditions to the merger are subject to
                                                 exceptions and/or to a "materiality" standard.  Some
                                                 conditions may also be waived by the party entitled
                                                 to assert the condition.

  REGULATORY APPROVALS (SEE PAGE 18)...........  The merger is subject to the prior approval of the
                                                 Federal Reserve Board, as the regulator of bank
                                                 holding companies such as Wells Fargo.  The merger is
                                                 also subject to the prior approval of the Wyoming
                                                 State Banking Commissioner.

                                                 The Federal Reserve Board approved the merger
                                                 effective as of January 19, 1999.  An application has
                                                 been filed with the Wyoming State Banking
                                                 Commissioner and is pending as of the date of this
                                                 proxy statement-prospectus.

  TERMINATION OF THE REORGANIZATION
  AGREEMENT (SEE PAGE 23)......................  Wells Fargo and Riverton can mutually agree to terminate the Reorganization Agreement without
                                                 completing the merger.  Also, either party can
                                                 terminate the Reorganization Agreement under the
                                                 following circumstances:

                                                 .  if a court or other governmental authority
                                                    prohibits the merger; or

                                                 .  the merger is not completed by March 31, 1999,
                                                    unless the failure to complete the merger on or
                                                    before that date is the fault of the party seeking to
                                                    terminate.

  ACCOUNTING TREATMENT (SEE PAGE 20)...........  Wells Fargo expects to account for the merger under the purchase method of accounting.  Wells Fargo will
                                                 record, at fair value, the acquired assets and
                                                 assumed liabilities of Riverton.  To the extent the
                                                 total purchase price exceeds the fair value of the
                                                 assets acquired and liabilities assumed, Wells Fargo
                                                 will record goodwill.  Wells Fargo will include in
                                                 its consolidated results of operations the results of
                                                 Riverton's operations after the merger is completed.

  DISSENTERS' RIGHTS (SEE PAGE 16 AND
  APPENDIX B).................................   Riverton shareholders who dissent from the merger are
                                                 entitled to receive the fair value of their shares of
                                                 Riverton common stock.  To exercise this right,
                                                 dissenting shareholders must follow the procedures
                                                 outlined in Appendix B.  Failure to comply strictly
                                                 with these procedures will result in the forfeiture
                                                 of dissenters' rights.

  U.S. FEDERAL INCOME TAX
  CONSEQUENCES (SEE PAGE 19)...................  The merger has been structured so that Riverton shareholders generally will not recognize any gain or
                                                 loss for U.S. federal income tax purposes as a result
                                                 of the merger (except for cash received in lieu of
                                                 fractional shares).  The merger is conditioned on the
                                                 receipt by Riverton of a legal opinion to this effect.

                                                 THIS TAX TREATMENT MAY NOT APPLY TO CERTAIN RIVERTON
                                                 SHAREHOLDERS.  YOU SHOULD CONSULT YOUR OWN TAX
                                                 ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX
                                                 CONSEQUENCES.

  CERTAIN REGULATORY CONSIDERATIONS
  (SEE PAGE 44)................................  Wells Fargo & Company, its banking subsidiaries and many of its nonbanking subsidiaries are subject to
                                                 extensive regulation by a number of federal and state
                                                 agencies.  This regulation may affect, among other
                                                 things, Wells Fargo's earnings and/or restrict its
                                                 ability to pay dividends on Wells Fargo common stock.
                                                 See page 44 for more information.

  MARKET INFORMATION (SEE PAGE 11).............  Wells Fargo common stock is listed on the New York
                                                 Stock Exchange and the Chicago Stock Exchange under
                                                 the symbol "WFC."  Before November 3, 1998, the
                                                 common stock traded under the symbol "NOB."

                                                 On September 16, 1998, the last full trading day
                                                 before Riverton and Wells Fargo signed the
                                                 Reorganization Agreement, Wells Fargo common stock
                                                 closed at $34.3125 per share.  On January 27, 1999,
                                                 Wells Fargo common stock closed at $35 per share.

                                                 There is no public market for Riverton common stock.

  IMPORTANT INFORMATION NOT INCLUDED
  IN THIS PROXY STATEMENT-PROSPECTUS
  (SEE PAGE 51)................................  This proxy statement-prospectus incorporates important business and financial information about
                                                 Wells Fargo that is not included in or delivered with

                                                 this document.  The documents containing this
                                                 information are listed on page 51 and are available
                                                 to you without charge upon written or oral request to
                                                 Wells Fargo's Corporate Secretary as follows:

                                                   Corporate Secretary
                                                   Wells Fargo & Company
                                                   Norwest Center
                                                   Sixth and Marquette
                                                   Minneapolis, Minnesota 55479-1026
                                                   Telephone (612) 667-8655

                                                 TO RECEIVE DOCUMENTS IN TIME FOR THE SPECIAL MEETING,
                                                 YOUR REQUEST MUST BE RECEIVED NO LATER THAN MARCH 3,
                                                 1999.

COMPARATIVE PER COMMON SHARE DATA

  The following table presents selected comparative per common share data for Wells Fargo common stock on a historical and pro forma combined basis and for Riverton common stock on a historical and pro forma equivalent basis. The historical information for Wells Fargo has been restated to reflect the combination of Norwest Corporation and old Wells Fargo under the "pooling of interests" accounting method.

  The information in the table should be read with (a) the selected historical information (and related notes) for Wells Fargo and Riverton appearing elsewhere in this proxy statement-prospectus, (b) the complete financial statements of Riverton appearing elsewhere in this proxy statement-prospectus, and (c) the restated financial statements of Wells Fargo included in the documents incorporated by reference in this proxy statement-prospectus. See "Where You Can Find More Information." The information in the table is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger become effective prior to the periods indicated.

  The pro forma information in the table assumes that Wells Fargo will exchange
22.26 shares of its common stock for each share of Riverton common stock.   See
"The Reorganization Agreement--Basic Plan of Reorganization." The pro forma information also assumes the merger is accounted for using the purchase method of accounting. See "The Merger--Accounting Treatment."

                                                       WELLS FARGO COMMON                     RIVERTON COMMON STOCK
                                                             STOCK
                                                ----------------------------------     -------------------------------------

                                                                       PRO FORMA                               PRO FORMA
                                                   HISTORICAL          COMBINED           HISTORICAL           EQUIVALENT
                                                --------------     ---------------     --------------     ------------------
BOOK VALUE (1):
 September 30, 1998                                 $12.40               12.40             402.82               276.02
 December 31, 1997                                   11.92               11.92             375.54               265.34

DIVIDENDS DECLARED (2):
 Nine Months Ended September 30, 1998                0.515               0.515              12.00                11.464
 Year Ended December 31, 1997                        0.615               0.615               8.00                13.690

NET INCOME (3):
Basic:
 Nine Months Ended September 30, 1998                1.31                1.31              39.73                 29.16
 Year Ended December 31, 1997                        1.50                1.50              56.77                 33.39
DILUTED:
 Nine Months Ended September 30, 1998                1.29                1.29              39.73                 28.72
 Year Ended December 31, 1997                        1.48                1.48              56.77                 32.94

______________________________________
(1) The pro forma combined book value per share of Wells Fargo common stock represents the historical total combined common stockholders' equity for Wells Fargo and Riverton divided by total pro forma common shares of the combined entities. The pro forma equivalent book value per share of Riverton common stock represents the pro forma combined book value per share of Wells Fargo common stock multiplied by an assumed exchange ratio of 22.26.
(2) Assumes no changes in cash dividends per share by Wells Fargo. The pro forma equivalent dividends per share of Riverton common stock represent cash dividends declared per share of Wells Fargo common stock multiplied by an assumed exchange ratio of 22.26.
(4) The pro forma combined net income per share of Wells Fargo common stock (based on weighted average number of common and common equivalent shares) is the combined historical net income for Wells Fargo and Riverton divided by the average pro forma common and common equivalent shares of the combined entities. The pro forma equivalent net income per share of Riverton common stock represents the pro forma combined net income per share multiplied by an assumed exchange ratio of 22.26.

SELECTED HISTORICAL FINANCIAL INFORMATION


   The following selected financial information is to aid you in your analysis of the financial aspects of the Merger. Except for the balance sheet data for September 30, 1997, the information for Wells Fargo is derived from information in its current report on Form 8-K filed with the SEC on January 19, 1999 and should be read with that information. The current report on Form 8-K is incorporated by reference into this proxy statement-prospectus. See "Where You
Can Find More Information."   The balance sheet data for September 30, 1997 for
Wells Fargo is derived from the quarterly reports on Form 10-Q of Norwest Corporation and old Wells Fargo. The information for Riverton is derived from its historical financial statements (and related notes) contained elsewhere in this proxy statement-prospectus.

                    WELLS FARGO & COMPANY AND SUBSIDIARIES

                                     NINE MONTHS ENDED
                                       SEPTEMBER 30                                YEARS ENDED DECEMBER 31
                                  ----------------------        ------------------------------------------------------------
                                     1998        1997             1997        1996          1995         1994         1993
                                  --------     --------         --------    ---------     ---------    --------     --------
(In millions, except per share data)
INCOME STATEMENT DATA
      Interest income.............$ 10,458     10,159           13,602       12,841         9,802        8,159       7,707
      Interest expense............   3,769      3,691            4,954        4,619         3,879        2,745       2,547
                                  --------     --------         --------    ---------     ---------    --------     --------
      Net interest income.........   6,689      6,468            8,648        8,222         5,923        5,414       5,160
      Provision for credit
        losses....................     921        799            1,140          500           312          365         708

      Non-interest income.........   4,815      4,138            5,599        4,724         3,141        2,805       2,640
      Non-interest expenses.......   7,042      6,675            8,914        8,679         5,551        5,217       5,183
                                  --------     --------         --------    ---------     ---------    --------     --------
      Income before income taxes..   3,541      3,132            4,193        3,767         3,201        2,637       1,909
      Income tax expense..........   1,397      1,283            1,694        1,539         1,213          995         779
                                  --------     --------         --------    ---------     ---------    --------     --------
      Net income..................$  2,144      1,849            2,499        2,228         1,988        1,642       1,130
                                  ========     ========         ========    =========     =========    ========     ========

PER COMMON SHARE DATA
      Net income:
      Basic.......................$   1.31       1.11             1.50         1.38         1.66          1.40        1.85
      Diluted.....................    1.29       1.09             1.48         1.36         1.62          1.36        1.74
   Dividends declared.............    0.515      0.450            0.615       0.525        0.450         0.383       0.320

BALANCE SHEET DATA
   At period end:
   Total assets...................$195,863    182,907           185,685     188,633      122,200       112,674     107,170
   Long-term debt.................  18,486     17,516            17,335      18,142       16,726        12,039      11,072
   Guaranteed preferred
   beneficial interests in
   Company's subordinated
   debentures.....................     682      1,299             1,299       1,150          --          --          --
     Total stockholders' equity     20,558     19,743            19,778      20,051         9,239        7,629       7,947

                      RIVERTON STATE BANK HOLDING COMPANY


                                                  NINE MONTHS ENDED                               YEARS ENDED
                                                     SEPTEMBER 30                                 DECEMBER 31
                                               1998               1997                    1997               1996
                                            ---------          ---------               ---------           ---------
(In thousands, except per share data)

INCOME STATEMENT DATA
 Interest income......................      $ 4,991.8            4,737.6                 6,442.1             5,792.5
 Interest expense.....................        2,020.9            1,799.5                 2,490.1             2,240.1
                                            ---------          ---------               ---------           ---------
  Net interest income.................        2,970.9            2,938.1                 3,952.0             3,552.4
 Provision for losses on loans........           72.0               54.0                   160.3                60.0
 Non-interest income..................          454.9              413.4                   544.5               499.8
 Non-interest expenses................        2,144.8            1,896.4                 2,585.0             2,370.8
                                            ---------          ---------               ---------           ---------
  Income before income taxes..........        1,209.0            1,401.1                 1,751.2             1,621.5
 Income tax expense...................          399.5              461.7                   583.7               533.9
                                            ---------          ---------               ---------           ---------
 Net income...........................          809.5              939.4                 1,167.5             1,087.6

PER COMMON SHARE DATA
 Net income:
  Basic...............................          39.73              45.60                   56.77               52.81
  Diluted.............................          39.73              45.60                   56.77               52.81
 Dividends declared...................          12.00               --                      8.00                6.00

BALANCE SHEET DATA
 At period end:
  Total assets........................      $85,195.1           85,556.8                84,920.8            73,988.0
  Total liabilities...................       76,778.7           77,889.4                77,284.4            67,241.9
  Total stockholders' equity..........        8,416.4            7,667.4                 7,636.4             6,746.1

 SHARE PRICES AND DIVIDENDS FOR WELLS FARGO COMMON STOCK

   The following table sets forth the high and low sales prices per share of the Wells Fargo common stock, and the cash dividends paid on Wells Fargo common stock, for the quarterly periods indicated. Wells Fargo common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "WFC." Before November 3, 1998, the common stock was traded under the symbol "NOB." The symbol was changed following the combination of Norwest Corporation and old Wells Fargo on November 2, 1998. There is no public market for Riverton common stock.

   The prices for Wells Fargo common stock are as reported on the New York Stock Exchange. The cash dividend and stock price information for 1996 and the first three quarters of 1997 has been adjusted to reflect the two-for-one split, effected in the form of a 100% stock dividend, of Wells Fargo common stock on October 10, 1997.

                                                           WELLS FARGO COMMON STOCK
                                            ------------------------------------------------------
                                                  HIGH                LOW             DIVIDENDS
                                            -----------------  ------------------  ---------------
1996
 First Quarter                                    18.5625             15.2500            0.120
 Second Quarter                                   18.7500             16.5000            0.135
 Third Quarter                                    20.5000             16.0000            0.135
 Fourth Quarter                                   23.4375             20.3750            0.135
1997
 First Quarter                                    26.6250             21.3750            0.150
 Second Quarter                                   29.6250             22.1875            0.150
 Third Quarter                                    32.1563             28.1250            0.150
 Fourth Quarter                                   39.5000             29.7500            0.165
1998
 First Quarter                                    43.8750             34.7500            0.165
 Second Quarter                                   43.7500             34.0000            0.165
 Third Quarter                                    39.7500             27.5000            0.185
 Fourth Quarter                                   40.8750             30.1875            0.185
1999
 First Quarter                                    40.4375             34.9375               *
 (through January 27, 1999)

____________________
* On January 26, 1999, Wells Fargo's board of directors declared a cash dividend of $0.185 per share payable on March 1, 1999 to stockholders of record on February 5, 1999.

    The timing and amount of future dividends will depend on earnings, cash requirements, the financial condition of Wells Fargo and its subsidiaries, applicable government regulations and other factors deemed relevant by Wells Fargo's board of directors. As described in "Certain Regulatory Considerations Pertaining to Wells Fargo - Dividend Restrictions," various federal and state laws limit the ability of affiliate banks to pay dividends to Wells Fargo. Because of limitations on the ability of Wells Fargo Bank, N.A. to pay dividends, OCC approval will likely be required before Wells Fargo Bank, N.A. may pay dividends to the parent company. See "Regulatory and Other Considerations Pertaining to Wells Fargo - Dividend Restrictions."

                          GLOSSARY OF IMPORTANT TERMS

    Following are the meanings of some important terms used in this proxy statement-prospectus. Each term should be considered in the context in which it is used. Because the Reorganization Agreement was entered into before Norwest Corporation changed its name to "Wells Fargo & Company," the terms "Adjusted Wells Fargo Shares" and "Wells Fargo Measurement Price" are referred to in the Reorganization Agreement as the "Norwest Adjusted Shares" and "Norwest Measurement Price," respectively.

ADJUSTED WELLS FARGO SHARES......................  The number determined by dividing $18,600,000 by the Wells Fargo Measurement Price.

BANKS............................................  Riverton State Bank and Dubois National Bank, each a wholly-owned banking subsidiary of Riverton.

BANK HOLDING COMPANY ACT.........................  Bank Holding Company Act of 1956.

DGCL.............................................  Delaware General Corporation Law.

EFFECTIVE DATE OF THE MERGER.....................  The day on which Articles of Merger for the Merger have been filed with and accepted by the Wyoming
                                                   Secretary of State.

EFFECTIVE TIME OF THE MERGER.....................  11:59 p.m., Riverton, Wyoming time, on the
                                                   Effective Date of the Merger.

EXCHANGE ACT.....................................  Securities Exchange Act of 1934.

EXCHANGE RATIO...................................  The number of shares of Wells Fargo common stock that Wells Fargo will exchange in the Merger for
                                                   each share of Riverton common stock, as determined
                                                   in accordance with the formula in the
                                                   Reorganization Agreement.

FDI ACT..........................................  Federal Deposit Insurance Act.

FDIC.............................................  Federal Deposit Insurance Corporation.

FEDERAL RESERVE BOARD............................  Board of Governors of the Federal Reserve System.

INTERSTATE BANKING ACT...........................  Reigle-Neal Interstate Banking and Branching Act.

MERGER...........................................  The statutory merger of a wholly-owned subsidiary of Wells Fargo with Riverton pursuant to the terms
                                                   of the Reorganization Agreement.  The Merger is
                                                   the means by which Wells Fargo will acquire
                                                   Riverton.

OCC................................   Office of the Comptroller of the Currency.

RIVERTON COMMON STOCK..............   Riverton's common stock, no par value.

REORGANIZATION AGREEMENT...........   The Agreement and Plan of Reorganization
                                      dated as of September 17, 1998 between
                                      Riverton State Bank Holding Company and
                                      Norwest Corporation, now named Wells Fargo
                                      & Company.

SEC................................   Securities and Exchange Commission.

SECURITIES ACT.....................   Securities Act of 1933.

WELLS FARGO........................   Wells Fargo & Company, formerly named
                                      Norwest Corporation, and its
                                      consolidated subsidiaries.

WELLS FARGO COMMON STOCK...........   Wells Fargo's common stock, par value
                                      $1-2/3 per share.

WELLS FARGO MEASUREMENT PRICE......   The average of the closing prices of a
                                      share of Wells Fargo common stock as
                                      reported on the New York Stock Exchange
                                      Composite Transaction reporting system
                                      during the period of 20 trading days
                                      ending on the day immediately before the special meeting.

                        SPECIAL MEETING OF SHAREHOLDERS

     Riverton is sending you this proxy statement-prospectus to provide you with information concerning the Merger and to solicit your proxy for use at the special meeting of shareholders. At the special meeting, shareholders of Riverton will be asked to approve the Merger.

DATE, TIME AND PLACE OF SPECIAL MEETING

     The date, time and place of the special meeting are as follows:

                           WEDNESDAY, MARCH 10, 1999
                           9:00 A.M., LOCAL TIME
                           616 NORTH FEDERAL BOULEVARD
                           Riverton, Wyoming 82501

RECORD DATE

     Riverton's board of directors has established February 5, 1999 as the record date for the meeting. Only shareholders of record on that date are entitled to attend and vote at the special meeting.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

     On the record date, there were 20,893.5 shares of Riverton common stock outstanding and entitled to vote at the special meeting. The holders of Riverton common stock are entitled to one vote per share. The presence, in person or by proxy, at the special meeting of the holders of a majority of the outstanding shares is necessary for a quorum. Approval of the Merger requires the affirmative vote, in person or by proxy, of the holders of at least two-thirds of the outstanding shares of Riverton common stock on the record date.

VOTING AGREEMENTS

     The directors of Riverton have entered into voting agreements with Wells Fargo under which they have agreed to vote in favor of the Merger all shares of Riverton beneficially owned by them or that they have the sole or shared power to vote or direct the vote at the record date for the special meeting, as follows:

     Name                         Shares
     ----                         ------

     Ray Blumeshine               1,208.5
     Earl E. Coleman, Jr.         1,831.2
     Melvin Fausset               2,376.0
     David B. Hooper              2,053.5
     Wayne Major                  2,415.3
     Alvin "Sparky" Olson         1,329.5
     Ron Vosika                   1,683.0

     TOTAL                       12,897.0

     PERCENTAGE OF OUTSTANDING      61.7%

VOTING AND REVOCATION OF PROXIES

      All shares of Riverton common stock represented at the special meeting by a properly executed proxy will be voted in accordance with the instructions indicated on the proxy, unless the proxy is revoked before a vote is taken. IF YOU SIGN AND RETURN A PROXY WITHOUT VOTING INSTRUCTIONS, AND DO NOT REVOKE THE PROXY, THE PROXY WILL BE VOTED FOR THE MERGER.

      You may revoke your proxy at any time before it is voted by (a) filing either an instrument revoking the proxy or a duly executed proxy bearing a later date with the corporate secretary of Riverton before or at the special meeting or (b) voting the shares subject to the proxy in person at the special meeting. Attendance at the special meeting will not by itself result in your proxy being revoked.

      A proxy may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in the name of a nominee on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for that proposal, even though the shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of the proposal.

      The proposal to approve the Merger must be approved by the holders of at least two-thirds of the outstanding shares of Riverton common stock. Because approval of the Merger requires the affirmative vote of a specified percentage of outstanding shares, not voting on the proposal will have the same effect as voting against the proposal.

SOLICITATION OF PROXIES

       In addition to solicitation by mail, directors, officers and employees of Riverton may solicit proxies from Riverton shareholders, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Riverton will bear its own expenses in connection with any solicitation of proxies for the special meeting.

OTHER MATTERS

       If an insufficient number of votes for the Merger is received before the scheduled meeting date, Wells Fargo and Riverton may decide to postpone or adjourn the special meeting. If this happens, proxies that have been received that either have been voted for the Merger or contain no instructions will be voted for adjournment.

       Riverton's board of directors is not aware of any business to be brought before the special meeting other than the proposals to approve the Merger. If other matters are properly brought before the special meeting or any adjournments or postponements of the meeting, the persons appointed as proxies will have authority to vote the shares represented by properly executed proxies in accordance with their discretion and judgment as to the best interests of Riverton.

                                  THE MERGER

PURPOSE AND EFFECT OF THE MERGER

     Wells Fargo is using the Merger to acquire Riverton. As a result of the Merger, Riverton will become a wholly-owned subsidiary of Wells Fargo and shareholders of Riverton will receive shares of Wells Fargo common stock for their shares of Riverton common stock. Wells Fargo will own all of the outstanding shares of Riverton common stock. Shareholders of Riverton will become stockholders of Wells Fargo, and their rights will be governed by Wells Fargo's restated certificate of incorporation and bylaws rather than Riverton's articles of association and bylaws. See "Comparison of Rights of Holders of Riverton Common Stock and Wells Fargo Common Stock."

BACKGROUND OF AND REASONS FOR THE MERGER

     Riverton became interested in a merger with a large, diversified financial services company primarily because Riverton felt it was necessary to provide more financial services to its customers but found it difficult to do without great expense given its limited capital base. Riverton was also interested in developing a dependable and easily accessed market for its shareholders who wished to either buy or sell shares of its stock. The proposed merger with Wells Fargo enables Riverton to achieve both of these goals.

ADDITIONAL INTERESTS OF RIVERTON'S MANAGEMENT IN THE MERGER


     Alvin "Sparky" Olson, Chairman and President of Riverton, has entered into an employment and non-competition agreement with Wells Fargo. Under this agreement, Mr. Olson will become a a regular, full-time employee of Wells Fargo or an affiliate of Wells Fargo in the position of bank president. The term of his employment will be for two years beginning on the Effective Date of the Merger. Mr. Olson will be paid a base salary of $90,000 per annum. Mr. Olson will be eligible to participate in Wells Fargo's employee benefit plans available to regular, full-time employees of Wells Fargo in similar positions, with the exception of Wells Fargo's severance plan.

     In consideration of receiving a sum equal to one year's base salary, Mr. Olson has agreed, among other things, not to engage in the commercial banking, commercial finance or thrift business in Fremont County, Wyoming. This payment is in addition to Mr. Olson's base compensation and is payable in 12 equal installments beginning after his employment terminates.

DISSENTERS' RIGHTS

    Shareholders of Riverton are entitled to assert dissenters' rights under
Article 13 of the Wyoming Business Corporation Act in connection with the Merger. A copy of Article 13 is included as Appendix B. The following discussion of dissenters' rights is qualified in its entirety by reference to the provisions of Article 13, which is hereby incorporated by reference.

    Notice of Intent to Demand Payment. Any shareholder who wishes to assert dissenters' rights must do both of the following:

    1. Cause Riverton to receive, before the vote on the Merger is taken at the special meeting, written notice of the shareholder's intention to demand payment for the shareholder's shares if the Merger is effectuated; and

     2.  Not vote the shares in favor of the Merger.

Any shareholder who does not satisfy the requirements of Items 1 and 2 above is not entitled to demand payment for the shareholder's shares under Article 13.

     Demanding Payment for Shares. If the Merger is approved, Riverton will give a written dissenters' notice to all shareholders who have satisfied the requirements of Items 1 and 2 above and are entitled to demand payment for their shares. The notice will be given no later than 10 days after the Effective Date of the Merger and will describe the procedures dissenting shareholders must follow to demand payment for their shares. The notice will also inform dissenting shareholders of any restrictions on the transfer of their shares after the payment demand is received by Riverton. Subject to very limited exceptions, the demand for payment and deposit of share certificates are irrevocable.

     Shareholders who do not demand payment and deposit their share certificates in the manner required, and by the date or dates set forth in the dissenters' notice given by Riverton, are not entitled to payment for their shares under
Article 13.

     Payment for Shares. Subject to certain limited exceptions, upon the later of the Effective Date of the Merger or the receipt of a payment demand, Riverton will pay to the dissenting shareholder the amount Riverton estimates to be the fair value of the dissenting shareholder's shares, plus accrued interest. The payment will be accompanied by, among other things, financial statements of Riverton, a statement of Riverton's estimate of the fair value of the shares, and an explanation of how interest was calculated.

     Procedure if Dissatisfied with Payment Amount. If a dissenting shareholder believes that the amount paid or offered by Riverton is less than the fair value of the shares or that interest due was incorrectly calculated, the shareholder may give written notice to Riverton of the shareholder's estimate of the fair value of the shares and the amount of interest due and may demand payment of such estimate, less any payment made by Riverton. A dissenting shareholder waives this right unless the shareholder causes Riverton to receive the notice within 30 days after Riverton pays or offers to pay the shareholder for the shares.

     Court Action to Resolve Payment Amount. If any dissenting shareholder demands payment as provided in the immediately preceding paragraph, Riverton may, within 60 days after receiving the payment demand, commence a proceeding and petition a court to determine the fair value of the shares and accrued interest. If Riverton does not commence the proceeding within this 60-day period, it must pay to each dissenting shareholder whose demand remains unresolved the amount demanded by the shareholder.

     Each dissenting shareholder who is made a party to the court action is entitled to the amount, if any, by which the court finds the fair value of the dissenting shareholder's shares, plus interest, exceeds the amount paid by Riverton.

EXCHANGE OF CERTIFICATES

     After completion of the Merger, Norwest Bank Minnesota, National Association, acting as exchange agent for Wells Fargo, will mail to each holder of record of shares of Riverton common stock a form of letter of transmittal, together with instructions for the exchange of the holder's Riverton stock certificates for a certificate representing Wells Fargo common stock.

    RIVERTON SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

    No dividend or other distribution declared on Wells Fargo common stock after completion of the Merger will be paid to the holder of any certificates for shares of Riverton common stock until after the certificates have been surrendered for exchange.

    When the exchange agent receives a surrendered certificate or certificates from a shareholder, together with a properly completed letter of transmittal, it will issue and mail to the shareholder a certificate representing the number of shares of Wells Fargo common stock to which the shareholder is entitled, plus the amount in cash of any remaining fractional share and any cash dividends that are payable with respect to the shares of Wells Fargo common stock so issued.
No interest will be paid on the fractional share amount or amounts payable as dividends or other distributions.

    A certificate for Wells Fargo common stock may be issued in a name other than the name in which the surrendered certificate is registered if (a) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (b) the person requesting the issuance of the Wells Fargo common stock certificate either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

    The exchange agent will issue stock certificates for Wells Fargo common stock in exchange for lost, stolen or destroyed certificates for Riverton common stock upon receipt of a lost certificate affidavit and a bond indemnifying Wells Fargo for any claim that may be made against Wells Fargo as a result of the lost, stolen or destroyed certificates.

    After completion of the Merger, no transfers will be permitted on the books of Riverton. If, after completion of the Merger, certificates for Riverton common stock are presented for transfer to the exchange agent, they will be canceled and exchanged for certificates representing Wells Fargo common stock.

    None of Wells Fargo, Riverton, the exchange agent or any other person will be liable to any former holder of Riverton common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

REGULATORY APPROVALS

    The Merger is subject to the prior approval of the Federal Reserve Board. The approval of the Federal Reserve Board is required because Wells Fargo is a bank holding company registered under the Bank Holding Company Act. Wells Fargo has filed an application with the Federal Reserve Board requesting approval of the Merger. The Federal Reserve Board approved the application effective as of January 19, 1999.

    Because the merger will result in the acquisition by Wells Fargo of the Banks, the Wyoming State Banking Commissioner must also approve the merger. An application has been filed with the Wyoming State Banking Commissioner and is pending as of the date of this proxy statement-prospectus.

    The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Riverton shareholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the Merger.

    Wells Fargo and Riverton are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the Merger to become effective other than those described above. Wells Fargo and Riverton intend to seek any other approval and to take any other action that may be required to effect the Merger. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting.

    The Merger cannot be completed unless all necessary regulatory approvals are granted. In addition, Wells Fargo may elect not to complete the Merger if any condition under which any regulatory approval is granted is unreasonably burdensome to Wells Fargo. See "The Reorganization AgreementConditions to the Completion of The Merger" and "Termination of the Reorganization Agreement."

EFFECT ON RIVERTON'S EMPLOYEE BENEFIT PLANS

    The Reorganization Agreement provides that, subject to any eligibility requirements applicable to such plans, employees of Riverton will be entitled to participate in those Wells Fargo employee benefit and welfare plans specified in the Reorganization Agreement. Eligible employees of Riverton will enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after completion of the Merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO RIVERTON SHAREHOLDERS

    The following is a summary of the anticipated U.S. federal income tax consequences of the Merger to Riverton shareholders. The summary is based on the parties' understanding of the U.S. federal income tax laws as currently in effect and as currently interpreted. It does not cover issues of state, local or foreign taxation. Nor does it address all aspects of U.S. federal income taxation that may be important to particular shareholders in light of their personal circumstances or to shareholders subject to special rules under U.S. federal income tax laws. Future legislation, regulations, administrative rulings and court decisions may alter the tax consequences summarized below.

    The anticipated U.S. federal income tax consequences to Riverton shareholders are as follows:

    . A shareholder who receives shares of Wells Fargo common stock in exchange for shares of Riverton common stock will not recognize any gain or loss on the receipt of the shares of Wells Fargo common stock, except for cash received in lieu of a fractional share. The shareholder's gain or loss on the receipt of cash in lieu of a fractional share will equal the difference between the cash received and the basis of the fractional share exchanged.

    . A shareholder's tax basis in the shares of Wells Fargo common stock received will be the same as the shareholder's tax basis in the shares of Riverton common stock exchanged in the Merger, less any cash received in lieu of fractional shares.

    . The holding period of the shares of Wells Fargo common stock received by a shareholder will include the holding period of the shareholder's shares of Riverton common stock exchanged in the Merger, but only if the shares of Riverton common stock were held as a capital asset at the time the Merger is completed.

    Riverton is not required to complete the Merger unless it receives an opinion of its counsel that these will be the U.S. federal income tax consequences of the Merger. The opinion may make certain assumptions and may rely on representations of the parties to the Merger as to factual matters. It will represent counsel's judgment as to the tax status of the Merger under the Code and will not be binding on the IRS. There is no assurance that the IRS will not take a contrary position regarding the tax consequences of the Merger. Nor is there is any assurance that the IRS would not prevail in the event the tax consequences of the Merger were litigated.

RESALE OF WELLS FARGO COMMON STOCK

    The Wells Fargo common stock issued in the Merger will be freely transferable under the Securities Act, except for shares issued to Riverton shareholders who are considered to be "affiliates" of Riverton or Wells Fargo under Rule 145 under the Securities Act or of Wells Fargo under Rule 144 under the Securities Act. The definition of "affiliate" is complex and depends on the specific facts, but generally includes directors, executive officers, 10% stockholders and other persons with the power to direct the management and policies of the company in question.

    Affiliates of Riverton may not sell the shares of Wells Fargo common stock received in the Merger except (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with an exemption from the registration requirements of the Securities Act or (c) in compliance with Rule 144 and Rule 145 under the Securities Act. Generally, those rules permit resales of stock received by affiliates so long as Wells Fargo has complied with certain reporting requirements and the selling stockholder complies with certain volume and manner of sale restrictions.

    Riverton has agreed to use its best efforts to deliver to Wells Fargo signed representations by each person who may be deemed to be an affiliate of Riverton that the person will not sell, transfer or otherwise dispose of the shares of Wells Fargo common stock to be received by the person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

    This proxy statement-prospectus does not cover any resales of Wells Fargo common stock received by affiliates of Riverton.

STOCK EXCHANGE LISTING

    The shares of Wells Fargo common stock to be issued in the Merger will be listed on the New York Stock Exchange and the Chicago Stock Exchange.

ACCOUNTING TREATMENT

    Wells Fargo will account for the Merger as a purchase. Wells Fargo will record, at fair value, the acquired assets and assumed liabilities of Riverton. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Wells Fargo will record goodwill. Wells Fargo will include in its results of operations the results of Riverton's operations after the Merger.

    The unaudited pro forma data included in this proxy statement-prospectus for the Merger have been prepared using the purchase method of accounting. See "Summary--Comparative Per Common Share Data."

                         THE REORGANIZATION AGREEMENT


    The following is a summary of certain provisions of the Reorganization Agreement, a copy of which is attached to this proxy statement-prospectus as Appendix A. The Reorganization Agreement is incorporated by reference into this proxy statement-prospectus.

    This summary is qualified in its entirety by reference to the full text of the Reorganization Agreement. Riverton shareholders are encouraged to read the Reorganization Agreement carefully and in its entirety. Parenthetical references are to the relevant paragraph or paragraphs of the Reorganization Agreement.


BASIC PLAN OF REORGANIZATION

    Structure. Wells Fargo will acquire Riverton pursuant to a merger of Riverton with a newly-formed, wholly-owned subsidiary of Wells Fargo. Riverton will be the surviving company in the Merger. Wells Fargo will exchange shares of Wells Fargo common stock for all of the outstanding shares of Riverton common stock, so that after the Merger Riverton will be a wholly-owned subsidiary of Wells Fargo. (paragraph 1(a))

    Consideration.

      Wells Fargo common stock. As part of the Merger, each share of Riverton common stock outstanding immediately before the Merger will be converted into and exchanged for the number of shares of Wells Fargo common stock determined by dividing the Adjusted Wells Fargo Shares by the number of shares of Riverton common stock then outstanding. The number of Adjusted Wells Fargo Shares will equal $18,600,000 divided by the Wells Fargo Measurement Price. The Wells Fargo Measurement Price will be the average of the closing prices of a share of Wells Fargo common stock as reported on the New York Stock Exchange Composite Transaction reporting system during the period of 20 consecutive trading days ending on the day immediately before the special meeting. (paragraph 1(a))

      THE PRICE OF WELLS FARGO COMMON STOCK ON THE EFFECTIVE DATE OF THE MERGER MAY BE HIGHER OR LOWER THAN THE WELLS FARGO MEASUREMENT PRICE. NO ADJUSTMENT WILL BE MADE TO THE NUMBER OF SHARES OF WELLS FARGO COMMON STOCK YOU WILL RECEIVE TO REFLECT FLUCTUATIONS IN THE PRICE OF WELLS FARGO COMMON STOCK OCCURRING AFTER THE SPECIAL MEETING.

      Cash in Lieu of Fractional Shares. If the aggregate number of shares of Wells Fargo common stock you will receive in the Merger does not equal a whole number, you will receive cash in lieu of the fractional share. The cash payment will be equal to the product of the fractional part of the share of Wells Fargo common stock multiplied by the average of the closing prices of a share of Wells Fargo common stock as reported on the New York Stock Exchange Composite Transaction reporting system during the period of five consecutive trading days ending on the day immediately before the special meeting. (paragraph 1(c))

      Completion of the Merger. Wells Fargo and Riverton expect the Merger to be completed promptly after approval of the Merger by Riverton shareholders and the satisfaction (or waiver) of the other conditions to completion contained in the Reorganization Agreement, including the receipt of all required regulatory approvals. (paragraph 1(d))

REPRESENTATIONS AND WARRANTIES

    The Reorganization Agreement contains various representations and warranties by Wells Fargo and Riverton as to, among other things, (a) their organization and legal authority to engage in their respective businesses, (b) their capitalization, (c) their corporate authority to enter into the Reorganization Agreement and complete the Merger, (d) the absence of certain material changes,
(e) compliance with laws, (f) material contracts, (g) absence of certain litigation, and (h) undisclosed liabilities. (paragraphs 2 and 3) Because the representations and warranties do not survive completion of the Merger, they function primarily as a due diligence device and a closing condition (that is, they must continue to be true in all material respects until the Merger is completed).

CERTAIN COVENANTS

    The Reorganization Agreement has a number of covenants and agreements that govern the actions of Riverton and Wells Fargo pending completion of the Merger. Some of the covenants and agreements are summarized below.

    Conduct of Business.

      Riverton. Under the Reorganization Agreement, Riverton and each Bank is required to maintain its corporate existence in good standing, maintain the general character of its business, conduct its business in the ordinary and usual manner, and extend credit in accordance with existing lending policies. Subject to certain exceptions, Riverton and each Bank is required to obtain the consent of Wells Fargo before it makes any new loan or modifies, restructures or renews any existing loan if the amount of the resulting loan, when combined with all other loans to the customer, would exceed $100,000. The Reorganization Agreement places restrictions on the ability of Riverton and the Banks to take certain actions without Wells Fargo's consent, including (a) incurring indebtedness, (b) granting rights to acquire shares of its capital stock, (c) issuing shares of its capital stock, (d) declaring dividends or purchasing its capital stock, except (1) if the Effective Date is after December 31, 1998, dividends not to exceed an aggregate of $12 per share of Riverton common stock declared and paid in accordance with past practice and (2) any dividend declared by a Bank's board of directors in accordance with applicable law and regulation,
(e) selling its assets and (f) raising the compensation of its officers and directors. (paragraphs 4(a) and (b)) Some of these restrictions apply only if the amount in question exceeds a threshold dollar value.

      Wells Fargo. Wells Fargo has agreed to conduct its business and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties.

      Competing Transactions. Neither Riverton nor either Bank nor any director, officer, representative or agent of Riverton or either Bank may, directly or indirectly, solicit, authorize the solicitation of, or enter into any discussions with, any third party concerning any offer or possible offer to (a) purchase the common stock, any security convertible into the common stock, or any other equity security of Riverton or either Bank, (b) make a tender or exchange offer for any shares of its common stock or other equity security of Riverton or either Bank, (c) purchase, lease or otherwise acquire the assets of Riverton or either Bank except in the ordinary course of business or (d) merge, consolidate or otherwise combine with Riverton or either Bank. Riverton and each Bank, as applicable, has also agreed to promptly inform Wells Fargo if any third party makes an offer or inquiry concerning any of the foregoing. (paragraph 4(h))

    Other Covenants. The Reorganization Agreement contains various other covenants, including covenants relating to the preparation and distribution of this proxy statement-prospectus, access to information, and the listing on the New York Stock Exchange and Chicago Stock Exchange of the shares of Wells Fargo common stock to be issued in the Merger. In addition, Riverton has agreed to
(a) establish such additional accruals and reserves as are necessary to conform its accounting and credit loss reserve practices and methods to those of Wells Fargo and Wells Fargo's plans with respect to the conduct of Riverton's business after the Merger and (b) use its best efforts to deliver to Wells Fargo prior to completion of the Merger signed representations substantially in the form attached as Exhibit B to the Reorganization Agreement from each executive officer, director or shareholder of Riverton who may reasonably be deemed an "affiliate" of Riverton within the meaning of each term used in Rule 145 of the Securities Act. (paragraphs 4(l) and 4(m)) and Exhibit B) See "The Merger Resale of Wells Fargo Common Stock."

CONDITIONS TO THE COMPLETION OF THE MERGER

    Under the Reorganization Agreement, various conditions are required to be met before the parties are obligated to complete the Merger. These conditions are customary and include such items as the receipt of shareholder, regulatory and listing approval, and the receipt by Riverton of a favorable tax opinion. (paragraphs 6 and 7) See "The Merger--Material U.S. Federal Income Tax Consequences of the Merger to Riverton Shareholders."

    The obligations of the parties are also subject to the continued accuracy of the other party's representations and warranties, the performance by the other party of its obligations under the Reorganization Agreement, and, subject to certain exceptions, the absence of any changes that have had or might be reasonably expected to have an adverse effect on Riverton. Some of the conditions to the Merger are subject to exceptions and/or a "materiality" standard. Certain conditions to the Merger may be waived by the party seeking to assert the condition. (paragraphs 6 and 7)

TERMINATION OF THE REORGANIZATION AGREEMENT


    Termination by Mutual Consent. Wells Fargo and Riverton can agree to terminate the Reorganization Agreement at any time before completion of the Merger. (paragraph 9(a)(i))

    Termination by Either Wells Fargo or Riverton. Either Wells Fargo or Riverton can terminate the Reorganization Agreement if any of the following occurs:

 .   The Merger has not been completed by March 31, 1998 (provided this right to terminate will not be available to a party whose failure to perform in all material respects any obligation under the Reorganization Agreement resulted in the failure of the Merger to occur on or before that date). (paragraph 9(a)(ii))

 .   A court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the Reorganization Agreement. (paragraph 9(a)(iii))

EFFECT OF TERMINATION

    Generally, if either party terminates the Reorganization Agreement, it becomes void without any liability to either party other than for willful and material breaches occurring before termination; however, the provisions of the Reorganization Agreement governing confidential information and expenses incurred in connection with the Merger continue in effect after termination of the Reorganization Agreement. (paragraph 9(b))

WAIVER AND AMENDMENT

     Either Wells Fargo or Riverton may waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the Reorganization Agreement. (paragraph 16)

     Wells Fargo and Riverton can amend the Reorganization Agreement at any time before the Merger is completed; however, the Reorganization Agreement prohibits them from amending the Reorganization Agreement after Riverton shareholders approve the Merger if the amendment would change in a manner adverse to Riverton shareholders the consideration to be received by Riverton shareholders in the Merger. (paragraph 17)

EXPENSES

     Wells Fargo and Riverton will each pay their own expenses in connection with the Merger, including fees and expenses of their respective independent auditors and counsel. (paragraph 10)

                  COMPARISON OF RIGHTS OF HOLDERS OF RIVERTON
                   COMMON STOCK AND WELLS FARGO COMMON STOCK

     The rights of Riverton shareholders are currently governed by the Wyoming Business Corporation Act and Riverton's articles of incorporation and bylaws. Wells Fargo is incorporated under the laws the state of Delaware. The rights of Wells Fargo stockholders are governed by the Delaware General Corporation Law
(DGCL) and Wells Fargo's restated certificate of incorporation and bylaws. Upon completion of the Merger, Riverton shareholders will become stockholders of Wells Fargo. As a result, their rights will be governed by the DGCL and Wells Fargo's governing documents.

     The following discussion compares certain rights of the holders of Riverton common stock to the rights of the holders of Wells Fargo common stock. You can find additional information concerning the rights of Wells Fargo stockholders in Wells Fargo's restated certificate of incorporation and bylaws, in Wells Fargo's current report on Form 8-K filed October 13, 1997, containing a description of Wells Fargo common stock, and in Wells Fargo's registration statement on Form 8-A dated October 21, 1998, containing a description of preferred stock purchase rights attached to shares of common stock.

     To the extent that information in the current report on Form 8-K filed October 13, 1997 is inconsistent with the information below, you should rely on the information below, as it is as of a more recent date.

     Wells Fargo's restated certificate of incorporation and its bylaws, as well as its current report on Form 8-K filed October 13, 1997 and its Form 8-A registration statement dated October 21, 1998, are incorporated into this proxy statement-prospectus by reference. See "Where You Can Find More Information."

CAPITAL STOCK

     Wells Fargo. Wells Fargo's restated certificate of incorporation currently authorizes the issuance of 4,000,000,000 shares of Wells Fargo common stock, par value $1-2/3 per share, 20,000,000 shares of preferred stock, without par value, and 4,000,000 shares of preference stock, without par value. At December 31, 1998, there were 1,644,057,803 shares of Wells Fargo common stock outstanding, 6,535,362 shares of Wells Fargo preferred stock outstanding, and no shares of Wells Fargo preference stock outstanding.

     Riverton. Riverton's articles of incorporation authorize the issuance of 50,000 shares of stock, all of one class, and all of such shares shall be without par value.

RIGHTS PLAN

     Wells Fargo. Each share of Wells Fargo common stock (including shares that will be issued in the Merger) has attached to it one preferred share purchase right. Once exercisable, each right allows the holder to purchase a fractional share of Wells Fargo's Series C Junior Participating Preferred Stock. A right, by itself, does not confer on its holder any rights of a Wells Fargo stockholder, including the right to vote or receive dividends, until the right is exercised. The rights trade automatically with shares of Wells Fargo common stock. The rights are designed to protect the interests of Wells Fargo and its stockholders against coercive takeover tactics. The rights are intended to encourage potential acquirors to negotiate on behalf of all stockholders the terms of any proposed takeover. Although not their purpose, the rights may deter takeover proposals.

     Riverton.  Riverton has no comparable rights plan.

DIRECTORS

     Wells Fargo. Wells Fargo's bylaws provide for a board of directors consisting of not less than 10 nor more than 28 persons, each serving a term of one year or until his or her earlier death, resignation or removal. The number of directors of Wells Fargo is currently fixed at 24. Directors of Wells Fargo may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Wells Fargo capital stock entitled to vote thereon. Vacancies on Wells Fargo's board of directors may be filled by majority vote of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders. Directors of Wells Fargo are elected by plurality of the votes of shares of Wells Fargo capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. Wells Fargo's restated certificate of incorporation does not currently permit cumulative voting in the election of directors.

     Riverton. Riverton's articles of incorporation provide for a board of directors consisting of not less than three (3) persons nor more than eight (8) persons, each serving a term of one year or until the next annual shareholder's meeting. The number of directors of Riverton is currently fixed at seven (7). Directors may be removed in the manner provided by the statutes of the State of Wyoming which include removal with or without cause by the voting group of shareholders who elected the director or by judicial proceeding upon a finding that the director engaged in fraudulent or dishonest conduct, or gross abuse of authority with respect to the corporation or where removal of the director is in the best interest of the corporation. CUMULATIVE VOTING IS ALLOWED IN THE ELECTION OF DIRECTORS.

AMENDMENT OF CHARTER DOCUMENT AND BYLAWS

     Wells Fargo. Wells Fargo's restated certificate of incorporation may be amended only if the proposed amendment is approved by Wells Fargo's board of directors and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. Wells Fargo's bylaws may be amended by a majority of Wells Fargo's board of directors or by a majority of the outstanding stock entitled to vote thereon. Shares of Wells Fargo preferred stock and Wells Fargo preference stock currently authorized in Wells Fargo's restated certificate of incorporation may be issued by Wells Fargo's board of directors without amending Wells Fargo's restated certificate of incorporation or otherwise obtaining the approval of Wells Fargo's Stockholders.

     Riverton. Riverton's articles of incorporation may be amended as provided by the Wyoming Business Corporation Act, W.S. (S)17-16-1001, et seq, (1997, as amended). Riverton's bylaws may be amended by a majority of Riverton's board of directors subject to repeal or change by the vote of the shareholders.

APPROVAL OF MERGERS AND ASSET SALES

     Wells Fargo. Except as described below, the affirmative vote of a majority of the outstanding shares of Wells Fargo common stock entitled to vote thereon is required to approve a Merger or merger involving Wells Fargo or the sale, lease or exchange of all or substantially all of Wells Fargo's corporate assets. No vote of the stockholders is required, however, in connection with a Merger in which Wells Fargo is the surviving corporation and (a) the agreement of Merger for the Merger does not amend in any respect Wells Fargo's restated certificate of incorporation, (b) each share of capital stock outstanding immediately before the Merger is to be an identical outstanding or treasury share of Wells Fargo after the Merger and (c) the number of shares of capital stock to be issued in the Merger (or to be issuable upon conversion of any convertible instruments to be issued in the Merger) does not exceed 20% of the shares of Wells Fargo's capital stock outstanding immediately before the Merger.

     Riverton. The board of directors shall adopt a resolution recommending the sale, lease, exchange or other disposition of all or substantially all of the property and assets of the corporation; with or without its goodwill, and directing the submission thereof to a vote at a meeting of shareholders at an annual or a special meeting. At such meeting the shareholders may authorize the sale, lease, exchange, or other disposition and may fix, or authorize the board of directors to fix, any or all of the terms and conditions thereof. Such authorization shall require the affirmative vote of two-thirds of the shares of Riverton entitled to vote thereon.

PREEMPTIVE RIGHTS

     Wells Fargo. Neither Wells Fargo's restated certificate of incorporation nor its bylaws grants preemptive rights to its stockholders.

     Riverton. Neither Riverton's articles of incorporation nor its bylaws grant preemptive rights to its shareholders.

APPRAISAL RIGHTS

     Wells Fargo. Section 262 of the DGCL provides for stockholder appraisal rights in connection with consolidations and mergers generally; however, appraisal rights are not available to holders of any class or series of stock that, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of consolidation or merger, were either (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 stockholders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held by more than 2,000 stockholders. Wells Fargo common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange and currently held by more than 2,000 stockholders. As a result, assuming that the other conditions described above are satisfied, holders of Wells Fargo common stock will not have appraisal rights in connection with consolidations and mergers involving Wells Fargo.

     Riverton. Wyoming Business Corporation Act provides shareholders with dissenters' rights in connection with consolidations and mergers. For a specific discussion of the appraisal rights available to shareholders of Riverton, see "The MergerDissenters' Rights."

SPECIAL MEETINGS

     Wells Fargo. Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws. Wells Fargo's bylaws provide that a special meeting of stockholders may be called only by the chairman of the board, a vice chairman, the president or a majority of Wells Fargo's board of directors. Holders of Wells Fargo common stock do not have the ability to call a special meeting of stockholders.

     Riverton. Special meetings of the shareholders may be called by the President, a Vice President, the board of directors, or the holders of not less than one-tenth of all shares entitled to vote at the meeting.

DIRECTORS' DUTIES

     Wells Fargo. The DGCL does not specifically enumerate directors' duties. In addition, the DGCL does not contain any provision specifying what factors a director must and may consider in determining a corporation's best interests. However, judicial decisions in Delaware have established that, in performing their duties, directors are bound to use that degree of care which ordinarily prudent persons would use in similar circumstances.

     Riverton. Wyoming law generally requires directors to discharge their duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the director reasonably believes to be in or at least not opposed to the best interests of the corporation.

ACTION WITHOUT A MEETING

     Wells Fargo. As permitted by Section 228 of the DGCL and Wells Fargo's restated certificate of incorporation, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders.

     Riverton. Action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if notice of the proposed action is given to all voting shareholders and the action is taken by the holders of all shares entitled to vote on the action.

LIMITATION OF DIRECTOR LIABILITY

     Wells Fargo. Wells Fargo's restated certificate of incorporation provides that a director (including an officer who is also a director) of Wells Fargo shall not be liable personally to Wells Fargo or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (a) any breach of the director's duty of loyalty to Wells Fargo or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL or (d) any transaction from which the director derived an improper personal benefit. This provision protects Wells Fargo's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

     Riverton. There are no provisions in Riverton's articles of incorporation which limit director liability; however there are provisions in the bylaws, articles of incorporation, and Wyoming Statutes which provide for indemnification of directors as provided below.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Wells Fargo. Wells Fargo's restated certificate of incorporation provides that Wells Fargo must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Wells Fargo (or was serving at the request of Wells Fargo as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by Wells Fargo's board of directors. Wells Fargo's restated certificate of incorporation also provides that Wells Fargo must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. Wells Fargo's restated certificate of incorporation authorizes Wells Fargo to provide similar indemnification to employees or agents of Wells Fargo.

     Pursuant to Wells Fargo's restated certificate of incorporation, Wells Fargo may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Wells Fargo or another entity against any expense, liability or loss, regardless of whether Wells Fargo has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

     The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of Wells Fargo's restated certificate of incorporation or Wells Fargo bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

     Riverton. Riverton shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or investigation (other than action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

     Pursuant to Riverton's articles of incorporation and bylaws, Riverton may maintain insurance at its expense to protect itself and any directors, officers, employees and agents of Riverton or another entity against any expense, liability or loss, regardless of whether Riverton has the power or obligation to indemnify that person against such expense liability or loss under its bylaws or articles of incorporation.

     The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of Riverton's articles of incorporation or bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

DIVIDENDS

     Wells Fargo. Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Wells Fargo is also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "Certain Regulatory and Other Considerations Pertaining to Wells Fargo."

     Riverton. Subject to restrictions by the Federal Reserve Bank, the OCC and the Wyoming State Bank Examiner, Riverton may declare and pay dividends as determined by the board of directors of so much of the net profits as they judge proper, except that no dividends may be paid until the surplus fund of the bank equals its common capital.


CORPORATE GOVERNANCE PROCEDURES; NOMINATION OF DIRECTORS

     Wells Fargo. Wells Fargo's bylaws contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. Wells Fargo's bylaws generally require a stockholder to give notice of a proposed nominee in advance of the stockholders meeting at which directors will be elected. In addition, Wells Fargo's bylaws contain detailed advance notice and informational procedures which must be followed in order for a Wells Fargo stockholder to propose an item of business for consideration at a meeting of Wells Fargo stockholders.

     Riverton. Directors are elected at the annual meeting. Nominations for directors may be made by any shareholder entitled to vote at the annual meeting. All other business conducted at the annual meeting shall be that contained in the notice of such meeting or as is properly brought before the meetings. The business and affairs of the corporation are managed by the board of directors except as otherwise provided by law.

                          INFORMATION ABOUT RIVERTON

GENERAL

     Riverton State Bank Holding Company (Riverton) is a Wyoming corporation which owns all the issued and outstanding shares of Riverton State Bank located in Riverton, Wyoming and Dubois National Bank located in Dubois, Wyoming. Riverton State Bank has total assets of approximately $61.5 million and capital of approximately $5.5 million as of December 31, 1998. Dubois National Bank has total assets of $23.8 million and capital of approximately $2.1 million as of December 31, 1998. Both banks operate in Fremont County, Wyoming which is largely an agriculture and livestock area. The loans at both banks are divided largely between agricultural-livestock operations, commercial loans and personal loans. Both banks have enjoyed profitable years and substantial growth over the past five years.

LEGAL PROCEEDINGS

     There are no legal proceedings pending against Riverton or either of the Banks. Each of the Banks has some collection activities pending which will not in the opinion of Riverton's counsel have any material impact on the financial condition of either Bank.

MARKET PRICE AND DIVIDENDS

     There is no established market for the stock of Riverton. Most transactions have been by private agreement. Over the past three years the board of directors of Riverton has authorized Riverton to acquire shares of its own stock at book value. Riverton does not presently own any treasury shares.

     Dividends have been paid by Riverton over the past several years and have amounted to $6-$12 per share for each of the past three years. To support growth, dividends have been restricted by the board of directors to approximately 30% of net income.

BENEFICIAL OWNERSHIP OF RIVERTON COMMON STOCK BY RIVERTON MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of February 5, 1999, the names of the directors and executive officers of Riverton and the number of shares of Riverton common stock beneficially owned by them. (Beneficial ownership, for this purpose, includes shares as to which a person may be deemed to have sole or shared voting power or sole or shared investment power.) No persons other than those named in the table own more than 5% of the outstanding shares of Riverton common stock

NAME                          SHARES              POSITION

Ray Blumenshine               1208.5 (5.8%)       Director

Earl E. Coleman, Jr.          1831.2 (8.8%)       Secretary/Director

Melvin Fausset                2376.0 (11.4%)      Director

David B. Hooper               2053.5 (9.8%)       Director

Wayne Major                   2415.3 (11.6%)      Director

Alvin "Sparky" Olson          1329.5 (6.4%)           President/Director

Ron Vosika                    1683.0 (8.1%)           Director

     Colletively the above individuals own 61.7% of the issued and outstanding shares of Riverton common stock.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                       OF RIVERTON'S FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

     The following is Riverton management's discussion and analysis of the significant factors affecting Riverton's financial condition and results of operations. This discussion should be read in conjunction with Riverton's audited financial statements and accompanying footnotes and other selected financial data presented elsewhere herein.

     Riverton's earnings depend primarily on Riverton's net interest income, which is the difference between the income earned on Riverton's loans and investments and the interest paid on its deposits. Among the factors affecting net interest income are the type, volume and quality of Riverton's assets; the type and volume of its deposits and the relative sensitivity of Riverton's interest-earning assets and its interest-bearing deposits to changes in interest rates. In addition, Riverton's income is significantly affected by the fees it receives from other banking services, by its required provision or loan losses and by the level of its operating expenses. All aspects of Riverton's operations are affected generally by market, economic and competitive conditions.

NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

     Financial Condition. At September 30, 1998, total assets were $85.2 million, an increase of $.3 million or .4% from $84.9 million at December 31, 1997. At September 30, 1998, total liabilities were $76.8 million, a decrease of $.5 million or .6% from $77.3 million at December 31, 1998. As of September 30, 1998, Riverton remained in the "well-capitalized" category with the ratio of total capital to risk-weighted assets in excess of 14%.

     Earnings Performance. Net income for the nine months ended September 30, 1998, was $810,000 compared with $959,000 for the same period in 1997. Net interest income totaled $2,898,000 through September 30, 1998, an increase of $14,000 over the same period last year. The increase in net interest income resulted from the overall growth in earning assets being greater than the growth in interest-bearing deposits. The net interest margin for the nine month period ended September 30, 1998, was 4.48% as compared with 5.38% for the same period in 1997.

     Riverton increased its provision for loan losses by $72,000 for the first nine months of 1998, which was $18,000 more than the increase during the same period in 1997. Net loan charge-offs for the first nine months of 1998 have totaled $70,000, leaving a loan loss reserve of $627,000 or 1.15% of total loans as of September 30, 1998.

     Noninterest income for the first nine months of 1998 increased by $42,000 to $455,000 compared with the same period during 1997, primarily due to a decrease in fees and service charges. Fees and service charges are subject to fluctuation based on customer behavior. Noninterest expense for the first nine months of 1998 increased $248,000 to $2,144,000, primarily due to an increase in employee compensation and benefits.

YEARS ENDED DECEMBER 31, 1997 AND 1996

Financial Condition.

                                                       December 31,
                                                    -----------------
                                                     1997      1996
                                                    -------   -------
                                                  (Dollars in thousands)

           ASSETS

Cash and due from banks                             $ 3,999   $ 3,780
Federal funds sold and interest-bearing deposits 13,434 4,308 Investment securities
 Available for sale                                   3,022     3,171
 Held to maturity                                     7,308    10,566

Loans                                                52,631    48,730
Less allowance for possible loans losses               (625)     (498)
                                                    -------   -------
                                                     52,006    48,232

Bank premises and equipment                           2,304     1,290
Accrued interest receivable                             950       876
Deferred income taxes                                   141        41
Intangible assets                                       658       685
Other assets                                          1,099     1,039
                                                    -------   -------

                                                    $84,921   $73,988
                                                    =======   =======

                                                             December 31,
                                                         --------------------
                                                         1997            1996
                                                        ------          ------

                                                        (Dollars in thousands)

      LIABILITIES AND
   STOCKHOLDERS' EQUITY

Liabilities
 Deposits
  Demand, not-interest bearing                          $17,042         $14,595
  Demand, interest bearing                               16,902          17,681
  Savings                                                 8,045           7,373
  Time, $100,000 and over                                11,019           7,471
  Other time                                             23,032          18,831
                                                        -------         -------
                                                         76,040          65,951

 Note payable                                                 -             250
 Federal funds purchased and securities sold
  under repurchase agreements                               132             221
 Accrued interest payable and other liabilities           1,112             820
                                                        -------         -------
        Total liabilities                                77,284          67,242

Stockholders' equity
 Common stock                                             1,770           1,770
 Capital in excess of par value                              48              47
 Retained earnings                                        5,981           4,976
 Treasury stock(166)                                        (68)
 Net unrealized gain (loss) on available for
  sale securities                                             4              21
                                                        -------         -------
        Total stockholders' equity                        7,637           6,746
                                                        -------         -------

                                                        $84,921         $73,988
                                                        =======         =======


     Total assets increased $10.9 million during 1997 to $84.9 million, an increase of 12.9%. Earning assets increased $9.7 million during 1997, primarily due to an increase in federal funds sold and interest-bearing deposits. Total deposits increased $10.1 million during 1997 to $76.0 million, primarily due to an increase in time deposits. Stockholders' equity increased $891,000 after dividends declared of $163,000 and the sale of $98,000 in treasury stock.

Earnings Performance.

                                                     Years ended December 31,
                                                     ------------------------
                                                       1997            1996
                                                     --------        --------

                                                      (Dollars in thousands)

   Net interest income                                $ 3,952         $ 3,553
   Provision for loan losses                              160              60
   Noninterest income                                     545             499
   Noninterest expense                                  2,585           2,370
   Net income after taxes                               1,168           1,088
   Return on average assets                              1.47%           1.52%
   Return on average shareholders' equity               15.36%          16.65%
   Equity to assets                                      8.99%           9.12%
   Loan loss reserve to average loans                    1.19%           1.02%
   Net interest margin                                   5.32%           5.05%
   Loan-to-deposit ratio                                68.39%          73.13%


Net Interest Income.

                                                         Years ended December 31,
                                       ---------------------------------------------------------------
                                                  1997                              1996
                                       ------------------------------   ------------------------------
                                                 Interest    Average              Interest    Average
                                       Average   earned or   yield or   Average   earned or   yield or
                                       balance     paid        cost     balance     paid        cost
                                       -------   ---------   --------   -------   ---------   --------
                                                           (Dollars in thousands)
    ASSETS
Interest-earning assets
 Interest-bearing deposits             $ 4,032      $  221      5.48%   $ 5,914      $  312      5.27%
 Federal funds sold                      2,994         168      5.61%     2,151         114      5.29%
 Investment securities
  Taxable                               11,242         678      6.03%     8,463         512      6.05%
  Tax exempt (1)                           904          63      6.97%     1,343          93      6.92%
 Loans                                  51,962       5,312     10.22%    46,832       4,763     10.17%
                                       -------      ------            ---------    --------
   Total interest-earning
     assets                             71,134       6,442      9.05%    64,703       5,794     8.95

Non-interest earning assets              8,320           -                6,934           -
                                       -------      ------            ---------    --------

   Total assets                        $79,454      $6,442              $71,637      $5,794
                                       =======      ======            =========    ========

                                                         Years ended December 31,
                                       ---------------------------------------------------------------
                                                  1997                              1996

                                                 Interest    Average              Interest    Average
                                       Average   earned or   yield or   Average   earned or   yield or
                                       balance     paid        cost     balance     paid        cost
                                       -------   ---------   --------   -------   ---------   --------
                                                           (Dollars in thousands)
    LIABILITIES AND
  SHAREHOLDERS' EQUITY

  Interest-bearing liabilities
   Interest-bearing deposits
    Demand                             $17,100      $  498      2.91%   $17,217      $  518      3.01%
    Savings                              8,117         228      2.81%     7,126         206      2.89%
    Certificates of deposit             29,723       1,731      5.82%    25,366       1,466      5.78%
                                       -------      ------            ---------    --------

     Total interest-bearing
      deposits                          54,940       2,457      4.47%    49,709       2,190      4.41%

  Note payable                             250          21      8.40%       450          37      8.22%
  Other liabilities                        132          12      8.91%       221          14      6.19%
                                       -------      ------            ---------    --------

     Total interest-bearing
      liabilities                       55,322       2,490      4.50%    50,380       2,241      4.45%
  Noninterest bearing
   liabilities                          16,526                           14,724
                                       -------                        ---------

     Total liabilities                  71,848                           65,104

  Shareholders' equity                   7,606                            6,533
                                       -------                        ---------
  Total liabilities and
   shareholders' equity                $79,454                          $71,637
                                       =======                        =========

  Net interest income                               $3,952                           $3,553
  Net interest margin                                           5.55%                            5.46%
  Net interest spread                                           4.55%                            4.50%

     (1) Tax-exempt income was not significant and thus has not been presented on a tax-equivalent basis. Tax-exempt income of $63,000 and $93,000 was recognized during the years ended December 31, 1997 and 1996, respectively.

  Interest income increased $649,000 or 10.1% during 1997 to $6,442,000, primarily due to a $5.1 million increase in average loans. The yield on earning assets increased from 8.95% to 9.05%. Interest expense increased $250,000 to $2,490,000 during 1997, primarily due to a $5.2 million increase in average interest-bearing deposits. The overall rate on interest-bearing liabilities increased slightly from 4.41% to 4.47%.

     The interest rate spread between earning assets and interest-bearing liabilities increased slightly from 4.50% to 4.55% during 1997. During the same period, net interest margin increased from 5.46% to 5.55%.

     Allowance for Loan Losses. The allowance represents an amount which, in management's judgement, will be adequate to absorb all probable losses that can reasonably be anticipated based on current conditions. In determining the adequacy of the allowance, Riverton evaluates the risk characteristics of the loan portfolio. This evaluation takes into consideration factors including, but not limited to, specific occurrences, general economic conditions, loan portfolio composition and historical experience. Net charge-offs were .06% of average loans on 1997 and .06% in 1996. An analysis of activity in the allowance for credit losses is as follows (in thousands):

                                                 Years ended December 31,
                                                --------------------------
                                                    1997          1996
                                                ------------  ------------

             Balance at beginning of year             $ 498         $ 465
             Provision charged to operations            160            60
             Loans charged off                          (71)         (129)
             Loan recoveries                             38           103
                                                      -----         -----

             Balance at end of year                   $ 625         $ 499
                                                      =====         =====

     Loans are placed on nonaccrual status when Riverton believes that the borrower's financial condition, after giving consideration to economic and business conditions and collection efforts, is such that collection of interest is doubtful. At December 31, 1997, nonaccrual loans amounted to $175,000 or .35% of loans outstanding, compared with $287,000 or .59% of loans outstanding at December 31, 1996. As of December 31, 1997 and 1996, the amounts of performing loans past due 90 days or more were $141,000 (.27% of loans outstanding) and $7,000 (.01% of loans outstanding), respectively.

     The allowance for loan losses is not allocated to specific categories of loans. However, based on Riverton's review of remaining collateral and/or financial condition or identified loans with characteristically more than a normal degree of risk, historical loan loss percentages, and economic conditions, management believes the allowance for loan loses at September 30, 1997, is adequate to cover losses inherent in the portfolio.

     Noninterest Income. Noninterest income increased $46,000 or 8.45% for the year ended December 31, 1997. The following table summarizes noninterest income (in thousands):

                                                    Years ended December 31,
                                                    ------------------------
                                                       1997         1996
                                                    -----------  -----------

             Service charges on deposit accounts          $ 329        $ 291
             Other noninterest income                       216          208
                                                          -----        -----

                                                          $ 545        $ 499
                                                          =====        =====

NONINTEREST EXPENSE

     Noninterest expense increased $215,000 or 8.32% for the year ended December 31, 1997. The following table summarizes noninterest expense (in thousands):

                                                  Years ended December 31,
                                                  ------------------------
                                                    1997            1996
                                                   ------          ------

             Salaries and employee benefits        $1,445          $1,312
             Net occupancy expenses                   117              97
             Furniture and equipment                  239             218
             Other                                    784             743
                                                   ------          ------

                                                   $2,585          $2,370
                                                   ======          ======

INCOME TAXES

     The provision for federal income taxes differs from the amount computed by applying the federal income tax statutory rate on income at December 31, 1997 and 1996 as follows (in thousands):


                                                      1997            1996
                                                     ------          ------

             Taxes calculated as statutory rate       $ 595           $ 551
             Increase (decrease) resulting from
              Tax-exempt interest                       (20)            (31)
              Amortization of nondeductible goodwill      9               9
              Other, net                                  -               5
                                                     ------          ------

                                                      $ 584           $ 534
                                                     ======          ======

REGULATORY CAPITAL REQUIREMENTS

     Riverton is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements may result in certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Riverton's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Riverton's capital amounts and classification are also subject to qualitative judgement by the regulators about components, risk weighting and other factors. Qualitative measures established by regulation to ensure capital adequacy require Riverton to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 to average assets as calculated under regulatory accounting practices.

     At September 30, 1998, Riverton was "well-capitalized" as defined by
regulations adopted by the federal bank regulatory agencies.   To be categorized
as "well-capitalized", a bank must maintain a risk-adjusted total capital ratio of at least 10%, a Tier 1 capital ratio of at least 6% and a leverage ratio of at least 5%, and is not subject to any order or written directive to maintain a specific capital level. As of September 30, 1998, Riverton had total capital, Tier 1 capital, and leverage ratios of 14.6%, 13.5%, and 9.2%, respectively, and was not subject to any order or written directive to maintain a specific capital level.

ASSET AND LIABILITY MANAGEMENT

     The goal of the asset and liability management process is to manage the structure of the balance sheet to provide the maximum level of net interest income while maintaining acceptable levels of interest rate sensitivity, risk and liquidity. Riverton's asset and liability committee monitors policies governing investments, funding sources and overall interest sensitivity, risk and liquidity. These policies form the framework for management of the asset and liability process.

     Interest sensitivity risk is the risk that future changes in interest rates will reduce net interest income or the net market value of Riverton's balance sheet. Market risk is the risk of loss from adverse changes in market prices and rates. Riverton's market risk arises primarily from interest rate risk inherent in its investing, lending and deposit-taking activities. Management monitors the interest sensitivity and market risks to assess that Riverton is within acceptable limits.

LIQUIDITY

     Asset liquidity is provided by cash and assets which are readily marketable, which can be pledged, or which will mature in the near future. Interest-bearing deposits in financial institutions plus unpledged marketable securities as a percentage of total deposits were 21.93% and 12.94% as of December 31, 1997 and 1996, respectively.

     Liability liquidity is provided by access to core funding sources, principally various customers' interest-bearing deposit accounts in Riverton's market area. Riverton does not have and does not solicit brokered deposits. Repurchase agreements and short-term borrowing by Riverton are additional sources of liquidity. These sources of liquidity are short-term in nature and can be used by Riverton as necessary to fund asset growth and meet short-term liquidity needs. The Bank had $132,000 and $221,000 in repurchase agreements as of December 31, 1997 and 1996, respectively.

YEAR 2000 COMPLIANCE

     Riverton has formally initiated its Year 2000 project to insure that its operational and financial systems will not be adversely affected by Year 2000 problems. Riverton has formed a Year 2000 project team and its board of directors and management are supporting all compliance efforts and allocating the necessary resources to ensure completion. An inventory of all systems and products (including both information technology and non-informational technology systems) that could be affected by the Year 2000 date change has been developed, verified and categorized as to its importance to Riverton. The software for Riverton's systems is provided through service bureaus and software vendors. Riverton has contacted all of its third party vendors and software providers and is requiring them to demonstrate and represent that the products provided are or will be Year 2000 compliant and has planned a program of testing compliance.
The service bureau has asserted that it is Year 2000 compliant and pursuant to applicable regulatory guidelines, Riverton is currently testing its system to verify its assertion. Riverton has also surveyed its largest dollar deposit and loan customers to determine their readiness for Year 2000.

     Management does not expect the costs of bringing Riverton's systems into Year 2000 compliance will have a material adverse effect on Riverton's financial conditions, results of operations or liquidity. As of September 30, 1998, Riverton has not incurred any significant costs in relation to Year 2000. The largest potential risk to Riverton concerning Year 2000 is the malfunction of its data processing system. In the event its data processing system does not function properly, Riverton is prepared to perform functions manually. Riverton believes it is in compliance with regulatory guidelines regarding Year 2000 compliance, including the timetable for achieving compliance.

                         INFORMATION ABOUT WELLS FARGO

GENERAL

  Wells Fargo is a diversified financial services company. Through its subsidiaries and affiliates, Wells Fargo provides retail, commercial, real estate and mortgage banking, asset management and consumer finance, as well as a variety of other financial services, including equipment leasing, agricultural finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

  At September 30, 1998, Wells Fargo had consolidated total assets of $195.9 billion, consolidated total deposits of $130.0 billion and stockholders' equity of $20.6 billion. Based on assets at September 30, 1998, Wells Fargo was the 7th largest commercial banking organization in the United States.

  Wells Fargo expands its business in part by acquiring banking institutions and other companies engaged in activities closely related to banking. Wells Fargo continues to explore opportunities to acquire banking institutions and other companies permitted by the Bank Holding Company Act. Discussions are continually being carried on related to such acquisitions. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. It is the policy of Wells Fargo not to comment on such discussions or possible acquisitions until a definitive agreement with respect thereto has been signed

  Wells Fargo is a legal entity separate and distinct from its banking and nonbanking subsidiaries. As a result, the right of Wells Fargo, and thus the right of Wells Fargo's creditors, to participate in any distribution of assets or earnings of any subsidiary, other than in its capacity as a creditor of such subsidiary, is subject to the prior payment of claims of creditors of such subsidiary. The principal sources of Wells Fargo's revenues are dividends and fees from its subsidiaries. See "Certain Regulatory and Other Considerations Pertaining to Wells Fargo--Dividend Restrictions" for a discussion of the restrictions on the subsidiary banks' ability to pay dividends to Wells Fargo.

NORWEST/WELLS FARGO COMBINATION

  On November 2, 1998, Wells Fargo & Company ("old Wells Fargo") merged into WFC Holdings Corporation, a wholly-owned subsidiary of Norwest Corporation. WFC Holdings Corporation was the surviving company in the merger. In connection with the merger, Norwest Corporation changed its name to "Wells Fargo & Company."

  In this proxy statement-prospectus, unless otherwise indicated, "Wells Fargo" or "new Wells Fargo" refers to the company formerly named Norwest Corporation and now named Wells Fargo & Company.

  The combination of the old Wells Fargo and Norwest Corporation is being accounted for as a pooling of interests. This means that Norwest Corporation's historical financial statements incorporated into this document by reference to Norwest Corporation's annual report on Form 10-K for the year ended December 31, 1997 and quarterly report on Form 10-Q for the quarter ended September 30, 1998 have been restated as if Norwest Corporation and old Wells Fargo had been combined for the periods presented in these reports. The supplemental consolidated financial statements are included in the new Wells Fargo's current report on Form 8-K filed with the Securities and Exchange Commission on January 19, 1999. This report on Form 8-K supplements Norwest Corporation's Form 10-K for 1997 and Form 10-Q for the quarter ended September 30, 1998.

  IN THIS PROXY STATEMENT-PROSPECTUS, UNLESS OTHERWISE INDICATED, THE FINANCIAL STATEMENTS OF NORWEST CORPORATION HAVE BEEN RESTATED AS IF NORWEST CORPORATION AND OLD WELLS FARGO HAD BEEN COMBINED FOR THE PERIODS PRESENTED.

  For more information about the Norwest/Wells Fargo merger, you should review the following documents filed with the Securities and Exchange Commission, each of which is incorporated by reference into this proxy statement-prospectus:

 . Joint proxy statement-prospectus of Norwest Corporation and old Wells Fargo dated September 11, 1998 forming part of Norwest Corporation's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 11, 1998 (Registration No. 333-63247).

 .  Current Report on Form 8-K dated November 2, 1998 and filed by Wells Fargo &
   Company on November 16, 1998 reporting completion of the merger.

Copies of these documents are available, without charge, by contacting the Wells Fargo Corporate Secretary at the address and telephone number set forth in "Where You Can Find More Information."

INFORMATION ABOUT WELLS FARGO'S MANAGEMENT

     Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Wells Fargo is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1997. Wells Fargo's annual report is incorporated by reference into this proxy statement-prospectus. Metropolitan shareholders who want a copy of this annual report or any document incorporated by reference into the report may contact Wells Fargo at the address or phone number indicated below under "Where You Can Find More Information."

                          CERTAIN REGULATORY AND OTHER
                    CONSIDERATIONS PERTAINING TO WELLS FARGO

  Wells Fargo and its banking subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and is not in place to protect stockholders or other investors.

  As discussed in more detail below, this regulatory environment, among other things, may (a) restrict Wells Fargo's ability to pay dividends on Wells Fargo common stock, (b) require Wells Fargo to provide financial support to one or more of its banking subsidiaries, (c) require Wells Fargo and its banking subsidiaries to maintain capital balances in excess of those desired by management, and/or (d) require Wells Fargo to pay higher deposit insurance premiums as a result of the deterioration in the financial condition of depository institutions in general.

BANK REGULATORY AGENCIES

  Wells Fargo Corporation, as a bank holding company, is subject to regulation by the Federal Reserve Board under the Bank Holding Company Act.

  Wells Fargo's national banking subsidiaries are regulated by the OCC. Its state-chartered banking subsidiaries are regulated primarily by the FDIC or the Federal Reserve Board and applicable state banking agencies. Wells Fargo's federally insured banking subsidiaries are also subject to regulation by the FDIC.

  Wells Fargo has other financial services subsidiaries that are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. For example, Wells Fargo's brokerage subsidiary is subject to regulation by the SEC, the National Association of Securities Dealers, Inc. and state securities regulators. Wells Fargo's insurance subsidiaries are subject to regulation by applicable state insurance regulatory agencies. Other nonbank subsidiaries of Wells Fargo are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

BANK HOLDING COMPANY ACTIVITIES; INTERSTATE BANKING

  A bank holding company is generally prohibited under the Bank Holding Company Act from engaging in nonbanking (i.e., commercial or industrial) activities, subject to certain exceptions. Specifically, the activities of a bank holding company, and those companies that it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks, furnishing services to its subsidiaries and such other activities that the Federal Reserve Board determines to be so closely related to banking as to be a "proper incident thereto." In determining whether an activity is sufficiently related to banking, the Federal Reserve Board will consider whether the performance of such activity by the bank holding company can reasonably be expected to produce benefits to the public (e.g., greater convenience, increased competition or gains in efficiency) that outweigh possible adverse effects (e.g., undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices).

  Under the Interstate Banking Act, which became effective on September 29, 1995, a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company's initial entry into the state, more than 30% of such deposits in the state (or such lesser or greater amount set by the state).

  The Interstate Banking Act also authorizes banks to merge across state lines (thereby creating interstate branches) effective June 1, 1997. States may opt out of the Interstate Banking Act (thereby prohibiting interstate Mergers in the state) or opt in early (thereby allowing interstate Mergers prior to June 1,
1997). Wells Fargo will be unable to consolidate its banking operations in one state with those of another state if either state in question has opted out of the Interstate Banking Act. The state of Montana has opted out until at least the year 2001.

  Wells Fargo's acquisitions of banking institutions and other companies generally are subject to the prior approval of the Federal Reserve Board and other applicable federal or state regulatory authorities. In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the consummation of the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977, as amended.

DIVIDEND RESTRICTIONS

  Wells Fargo is a legal entity separate and distinct from its banking and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and debt service on its debt is dividends from its subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that may be paid to Wells Fargo by its banking subsidiaries without regulatory approval.

  Most of Wells Fargo's banking subsidiaries are national banks. A national bank must obtain the prior approval of the OCC to pay a dividend if the total of all dividends declared by the bank in any calendar year would exceed the bank's net income for that year combined with its retained net income for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

  Wells Fargo's state-chartered banking subsidiaries also are subject to dividend restrictions under applicable state law.

  If, in the opinion of the applicable federal regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), the regulator may require, after notice and hearing, that such bank cease and desist from such practice. The OCC has indicated that the payment of dividends would constitute an unsafe and unsound practice if the payment would deplete a depository institution's capital base to an inadequate level. Under the Federal Deposit Insurance Act, an insured depository institution may not pay any dividend if the institution is undercapitalized or if the payment of the dividend would cause the institution to become undercapitalized. In addition, federal bank regulatory agencies have issued policy statements which provide that depository institutions and their holding companies should generally pay dividends only out of current operating earnings.

  The ability of Wells Fargo's banking subsidiaries to pay dividends to Wells Fargo may also be affected by various minimum capital requirements for banking organizations, as described below. In addition, the right of Wells Fargo to participate in the assets or earnings of a subsidiary is subject to the prior claims of creditors of the subsidiary.

  Wells Fargo Bank, N.A., with the express approval of the OCC, declared dividends in 1997 and 1996 of $1.5 billion in excess of its net income of $2.0 billion for those years. As a result, before Wells Fargo Bank, N.A. may declare dividends in 1998 without the prior approval of the OCC, it must have net income of $1.5 billion plus an amount equal to or greater than the dividends desired to be declared in 1998. Because it is not expected to have net income of $1.5 billion plus an amount equal to or greater than the dividends expected to be declared in 1998, Wells Fargo Bank, N.A. must obtain the approval of the OCC before any dividends are declared in 1998.

HOLDING COMPANY STRUCTURE

    Transfer of Funds from Banking Subsidiaries. Wells Fargo's banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds or other items of value from such subsidiaries to Wells Fargo and its nonbanking subsidiaries (including Wells Fargo, "affiliates") in so-called "covered transactions." In general, covered transactions include loans and other extensions of credit, investments and asset purchases, as well as other transactions involving the transfer of value from a banking subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, covered transactions by a banking subsidiary with a single affiliate are limited to 10% of the banking subsidiary's capital and surplus and, with respect to all covered transactions with affiliates in the aggregate, to 20% of the banking subsidiary's capital and surplus. Also, loans and extensions of credit to affiliates generally are required to be secured in specified amounts.

    Source of Strength Doctrine. The Federal Reserve Board has a policy that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. Capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In addition, in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

    Depositor Preference. The FDI Act provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including the institution's parent holding company.

    Liability of Commonly Controlled Institutions. Under the FDI Act, an insured depository institution is generally liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (a) the default of a commonly controlled insured depository institution or (b) any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

REGULATORY CAPITAL STANDARDS AND RELATED MATTERS

    Risk-Based Capital. The Federal Reserve Board, the OCC and the FDIC have adopted substantially similar risk-based and leverage capital guidelines for banking organizations. The guidelines are intended to ensure that banking organizations have adequate capital given the risk levels of their assets and off-balance sheet commitments.

    The risk-based capital ratio is determined by classifying assets and certain off-balance sheet financial instruments into weighted categories, with higher levels of capital being required for those categories perceived as representing greater risk. Under the capital guidelines, a banking organization's total capital is divided into tiers. "Tier 1 capital" consists of common equity, retained earnings, qualifying noncumulative perpetual preferred stock, a limited amount of qualifying cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less certain items such as goodwill and certain other intangible assets. The remainder (Tier 2 and Tier 3 capital) consists of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, preferred stock that does not qualify as Tier 1 capital, and a limited amount of the allowance for credit losses.

    Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital (the sum of Tier 1, Tier 2 and Tier 3) to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is currently 8%. The minimum Tier 1 capital to risk-adjusted assets is 4%. At December 31, 1998, Wells Fargo's total capital and Tier 1 capital to risk-adjusted assets ratios were 10.9% and 8.1%, respectively.

    The Federal Reserve Board also requires bank holding companies to comply with minimum leverage ratio guidelines. The leverage ratio is the ratio of a bank holding company's Tier 1 capital to its total consolidated quarterly average assets, less goodwill and certain other intangible assets. The guidelines require a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including having the highest supervisory rating. All other bank holding companies are required to maintain a minimum leverage ratio of 4% to 5%. The Federal Reserve Board has not advised Wells Fargo of any specific leverage ratio applicable to it. At December 31, 1998, Wells Fargo's leverage ratio was 6.6%.

    The Federal Reserve Board's capital guidelines provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Also, the guidelines indicate that the Federal Reserve Board will consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital (excluding intangibles) to total assets (excluding intangibles).

    Wells Fargo's banking subsidiaries are subject to risk-based and leverage capital guidelines substantially similar to those imposed by the Federal Reserve Board on bank holding companies.

    Other Measures of Capital Adequacy and Safety and Soundness. In assessing a banking organization's capital adequacy, federal bank regulatory agencies will also consider the organization's credit concentration risk and risks associated with nontraditional activities, as well as the organization's ability to manage those risks. This evaluation will be performed as part of the organization's regular safety and soundness examination.

    Federal bank regulatory agencies require banking organizations that engage in significant trading activity to calculate a capital charge for market risk. Significant trading activity means trading activity of at least 10% of total assets or $1 billion, whichever is smaller, calculated on a consolidated basis for bank holding companies. Federal bank regulators may apply the market risk measure to other banks and bank holding companies as the agency deems necessary or appropriate for safe and sound banking practices. Each agency may exclude organizations that it supervises that otherwise meet the criteria under certain circumstances. The market risk charge will be included in the calculation of an organization's risk-based capital ratios.

    As an additional means to identify problems in the financial management of depository institutions, the FDI Act requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

    Prompt Corrective Action. The FDI Act requires federal bank regulatory agencies to take "prompt corrective action" with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. A depository institution's treatment for purposes of the prompt corrective action provisions will depend upon how its capital levels compare to various capital measures and certain other factors, as established by regulation.

    Federal bank regulatory agencies have adopted regulations that classify insured depository institutions into one of five capital-based categories. The regulations use the total capital ratio, the Tier 1 capital ratio and the leverage ratio as the relevant measures of capital. A depository institution is
(a) "well capitalized" if it has a risk-adjusted total capital ratio of at least 10%, a Tier 1 capital ratio of at least 6% and a leverage ratio of at least 5% and is not subject to any order or written directive to maintain a specific capital level; (b) "adequately capitalized" if it has a risk-adjusted total capital ratio of at least 8%, a Tier 1 capital ratio of at least 4% and a leverage ratio of at least 4% (3% in some cases) and is not well capitalized;
(c) "undercapitalized" if it fails to meet any of the required minimums for an adequately capitalized institution; (d) "significantly undercapitalized" if it has a risk-adjusted total capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio of less than 3%; and (e) "critically undercapitalized" if its tangible equity is less than 2% of total assets. At December 31, 1998, all of Wells Fargo's insured depository institutions met the criteria for well capitalized institutions as set forth above.

    A depository institution's primary federal bank regulator is authorized to downgrade the institution's capital category to the next lower category upon a determination that the institution is engaged in an unsafe or unsound condition or is engaged in an unsafe or unsound practice. An unsafe or unsound practice can include receipt by the institution of a less than satisfactory rating on its most recent examination with respect to its asset quality, management, earnings or liquidity.

    The FDI Act generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would as a result be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities (including asset growth) and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with the plan. The aggregate liability of the parent holding company is limited to the lesser of
(a) 5% of the depository institution's total assets at the time it became undercapitalized or (b) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to the institution as of the time it fails to comply with the plan. If an undercapitalized depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

    Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

    Under FDI Act regulations, a bank may not accept brokered deposits (that is, deposits obtained through a person engaged in the business of placing deposits with insured depository institutions or with interest rates significantly higher than prevailing market rates) unless (a) it is well capitalized or (b) it is adequately capitalized and receives a waiver from the FDIC. A bank that may not receive brokered deposits also may not offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notices to affected depositors. Also, a bank that is adequately capitalized and that has not received a waiver from the FDIC may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is well capitalized.

FDIC INSURANCE

     Through the Bank Insurance Fund (BIF), the FDIC insures the deposits of Wells Fargo's depository institution subsidiaries up to prescribed per depositor limits. The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category.
An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness.

     The BIF assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits, with Subgroup A institutions assessed at a rate of zero and Subgroup C institutions assessed at a rate of 27 cents. The FDIC may increase or decrease the assessment rate schedule on a semiannual basis. An increase in the BIF assessment rate could have a material adverse effect on Wells Fargo's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance with respect to one or more of Wells Fargo's subsidiary depository institutions could have a material adverse effect on Wells Fargo's earnings, depending on the collective size of the particular institutions involved.

   All FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds (commonly referred to as FICO bonds) were issued to capitalize the Federal Savings and Loan Insurance Corporation. FDIC-insured depository institutions will continue to pay approximately 1.3 cents per $100 of BIF-assessable deposits until the earlier of December 31, 1999 or the last savings and loan association ceases to exist.

FISCAL AND MONETARY POLICIES

   Wells Fargo's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Wells Fargo is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Wells Fargo's banking subsidiaries and, thus, those of Wells Fargo.

Competition

   The financial services industry is highly competitive. Wells Fargo's subsidiaries compete with financial services providers, such as banks, savings and loan associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. They also face increased competition from non-banking institutions such as brokerage houses and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

   The financial services industry is likely to become even more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.


                                    EXPERTS

   The consolidated financial statements of Wells Fargo and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG's report contains an explanatory paragraph that states that the supplemental consolidated financial statements give retroactive effect to the merger of Wells Fargo & Company into Norwest Corporation on November 2, 1998 which has been accounted for as a pooling-of-interests as described in Note 1 to the supplemental consolidated financial statements.

   The financial statements of Riverton as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this proxy statement-prospectus have been audited by Fortner, Bayens, Levkulich and Co., P.C., independent auditors, as stated in their report appearing herein, have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

   Stanley S. Stroup, Executive Vice President and General Counsel of Wells Fargo, has rendered a legal opinion that the shares of Wells Fargo common stock offered hereby, when issued in accordance with the Reorganization Agreement, will be validly issued, fully paid and nonassessable. Mr. Stroup beneficially owns shares of Wells Fargo common stock and options to purchase additional shares of Wells Fargo common stock. As of the date of this proxy statement-prospectus, the number of shares Mr. Stroup owns or has the right to acquire upon exercise of his options is, in the aggregate, less than 0.1% of the outstanding shares of Wells Fargo common stock.

   The material U.S. Federal income tax consequences of the Merger to Riverton's shareholders and certain other legal matters will be passed upon for Riverton by Brown, Drew, Massey and Sullivan, Casper, Wyoming.


                      WHERE YOU CAN FIND MORE INFORMATION

   Wells Fargo files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Wells Fargo at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Wells Fargo's SEC filings are also available to the public from commercial document retrieval services and on the SEC Internet site (http://www.sec.gov).

   Wells Fargo filed a registration statement on Form S-4 to register with the SEC the Wells Fargo common stock to be issued to Riverton shareholders in the Merger. This proxy statement-prospectus is part of that registration statement. As allowed by SEC rules, this proxy statement-prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

   Some of the information you may want to consider in deciding how to vote on the Merger is not physically included in this proxy statement-prospectus. Instead, the information is "incorporated by reference" to documents filed as appendixes to this proxy statement-prospectus or to documents that have been filed by Wells Fargo with the SEC under SEC File No. 1-2979.

   The Wells Fargo documents that have been incorporated by reference consist of:

   . Wells Fargo's quarterly reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

   . Wells Fargo's current reports on Form 8-K filed January 22, 1998, April 20, 1998, April 22, 1998, June 8, 1998, June 9, 1998, June 12, 1998, June
      18, 1998, July 22, 1998, August 5, 1998, October 21, 1998, October
      22,1998, November 16, 1998, and January 29, 1999;

   . Wells Fargo's registration statement on Form S-4 filed September 11, 1998 (Reg. No. 333-63247) containing the joint proxy statement-prospectus of Norwest Corporation and old Wells Fargo.

   . Wells Fargo's current report on Form 8-K filed October 13, 1997, containing a description of the Wells Fargo common stock; and

   . Wells Fargo's registration statement on Form 8-A dated October 21, 1998, containing a description of preferred stock purchase rights attached to shares of Wells Fargo common stock.

   . Wells Fargo's current report on Form 8-K filed January 19, 1999, which includes: as Exhibit 99a, the supplemental consolidated management's discussion and analysis of results of operations and financial condition and supplemental financial statements of Wells Fargo as of and for the three years ended December 31, 1997; as Exhibit 99b, the supplemental consolidated management's discussion and analysis of results of operations and financial condition and supplemental financial statements of Wells Fargo as of and for the nine months ended September 30, 1998; and as
      Exhibit 99c, Wells Fargo's financial results for the quarter ended December 31, 1998.

   All reports and proxy statements filed by Wells Fargo after the date of this proxy statement-prospectus and before the special meeting are automatically incorporated by reference into this proxy statement-prospectus.

   This proxy statement-prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference. Reports filed by Wells Fargo with the SEC after the date of this proxy statement-prospectus may also contain information that updates, modifies or is contrary to information in the documents incorporated by reference. You should review these reports, as they may disclose a change in the business prospects, financial condition or other affairs of Wells Fargo since the date of this proxy statement-prospectus.

   As explained above, you may read and copy all reports filed by Wells Fargo with the SEC at the SEC's public reference rooms. Wells Fargo will provide, without charge, copies of any report incorporated by reference into this proxy statement-prospectus, excluding exhibits other than those that are specifically incorporated by reference to an exhibit in this proxy statement-prospectus. You may obtain a copy of any document incorporated by reference by writing or calling Wells Fargo as follows:

                           Wells Fargo & Company
                           Corporate Secretary
                           Norwest Center
                           Sixth and Marquette
                           Minneapolis, MN 55479-1026
                           (612) 667-8655

     TO ENSURE DELIVERY OF THE COPIES IN TIME FOR THE SPECIAL MEETING, YOUR REQUEST SHOULD BE RECEIVED BY WELLS FARGO BY MARCH 3, 1999.

     IN DECIDING HOW TO VOTE ON THE MERGER, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS. NEITHER WELLS FARGO NOR RIVERTON HAS AUTHORIZED ANY PERSON TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS. THIS PROXY STATEMENT-PROSPECTUS IS DATED FEBRUARY 8, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING TO YOU OF THIS PROXY STATEMENT-PROSPECTUS NOR THE ISSUANCE TO YOU OF SHARES OF WELLS FARGO COMMON STOCK WILL CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION.

                       CONSOLIDATED FINANCIAL STATEMENTS

                      RIVERTON STATE BANK HOLDING COMPANY
                                AND SUBSIDIARIES

                               September 30, 1998

                               TABLE OF CONTENTS


                                                                         Page
                                                                         ----

Independent Auditors' Report                                               3

Financial Statements
  Consolidated Balance Sheet                                               4
  Consolidated Statements of Income                                        5
  Consolidated Statements of Comprehensive Income                          6
  Consolidated Statements of Stockholders' Equity                          7
  Consolidated Statements of Cash Flows                                    8

Notes to Consolidated Financial Statements                                 9

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Riverton State Bank Holding Company
Riverton, Wyoming

     We have audited the accompanying consolidated balance sheet of Riverton State Bank Holding Company and subsidiaries as of December 31, 1997 and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Riverton State Bank Holding Company and subsidiaries at December 31, 1997 and the results of their operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.



/s/ Fortner, Bayens, Levkulich and Co., P.C.



Denver, Colorado
October 1, 1998

             Riverton State Bank Holding Company and Subsidiaries

                          CONSOLIDATED BALANCE SHEETS

                                                                                                           December 31,
                                                                                 September 30,    -----------------------------
                                                                                     1998             1997             1996
                                                                                ---------------   -------------   -------------
                                                                                  (Unaudited)                       (Unaudited)
                                        ASSETS
Cash and due from banks                                                           $   4,100,460   $   3,999,411   $   3,780,490
Interest-bearing deposits in banks                                                   11,668,326      13,033,731       3,657,556

Investment securities
  Held to maturity                                                                    7,369,679       7,307,592      10,565,946
  Available for sale                                                                  1,529,879       3,021,736       3,170,666
                                                                                  -------------   -------------   -------------
                                                                                     24,668,344      27,362,470      21,174,658

Federal funds sold                                                                      900,000         400,000         650,000

Loans                                                                                54,511,164      52,631,451      48,730,563
Less allowance for loan losses                                                         (626,700)       (625,163)       (498,401)
                                                                                  -------------   -------------   -------------
                                                                                     53,884,464      52,006,288      48,232,162

Premises and equipment                                                                2,579,393       2,303,879       1,289,855
Accrued interest receivable                                                           1,178,263         949,530         876,368
Other assets                                                                          1,984,630       1,898,675       1,764,937
                                                                                  -------------   -------------   -------------

          Total assets                                                            $  85,195,094   $  84,920,842   $  73,987,980
                                                                                  =============   =============   =============

                  LIABILITIES AND
                STOCKHOLDERS' EQUITY

Liabilities
  Deposits
    Demand, non-interest bearing                                                  $  16,654,394   $  17,041,843   $  14,594,757
    Demand, interest bearing                                                         17,365,891      16,902,247      17,681,829
    Savings                                                                           8,004,316       8,045,422       7,372,672
    Time                                                                             33,319,902      34,050,002      26,301,467
                                                                                  -------------   -------------   -------------
                                                                                     75,344,503      76,039,514      65,950,725

  Federal Home Loan Bank advances                                                       115,405               -               -
  Other borrowed funds                                                                        -         131,543         470,559
  Accrued interest payable                                                              385,695         444,053         338,708
  Dividends payable                                                                     250,722         162,678         123,573
  Accrued expenses and other liabilities                                                682,408         506,633         358,291
                                                                                  -------------   -------------   -------------
          Total liabilities                                                          76,778,733      77,284,421      67,241,856

Commitments (notes G)

Stockholders' equity
  Common stock - Authorized, 50,000 shares without par value;
    20,893.5 issued                                                                   1,770,357       1,770,357       1,770,357
  Capital surplus                                                                       100,716          48,024          46,869
  Retained earnings                                                                   6,539,582       5,980,772       4,975,902
  Unrealized gain on available for sale securities,
    net of taxes                                                                          5,706           3,629          21,306
  Less cost of common stock in treasury: 1997 - 558.8 shares; 1996 - 298 shares               -        (166,361)        (68,310)
                                                                                  -------------   -------------   -------------
          Total stockholders' equity                                                  8,416,361       7,636,421       6,746,124
                                                                                  -------------   -------------   -------------

                                                                                  $  85,195,094   $  84,920,842   $  73,987,980
                                                                                  =============   =============   =============

The accompanying notes are an integral part of these statements.

             Riverton State Bank Holding Company and Subsidiaries

                       CONSOLIDATED STATEMENTS OF INCOME

                                                             Nine months ended                   Years ended
                                                               September 30,                     December 31,
                                                         -------------------------  --------------------------------------
                                                             1998         1997         1997          1996         1995
                                                         -----------  ------------  -----------  ------------  -----------
                                                         (Unaudited)   (Unaudited)                (Unaudited)  (Unaudited)
Interest income
  Loans, including fees                                  $ 4,040,066  $  3,946,216  $ 5,312,283     4,762,545  $ 4,298,629
  Taxable investment securities                              456,116       514,067      678,205       512,304      500,285
  Tax exempt investment securities                             2,614        62,042       62,968        92,761       93,378
  Federal funds sold                                          52,893        48,260      167,513       113,521       61,908
  Other interest income                                      440,136       167,015      221,110       311,375       89,319
                                                         -----------  ------------  -----------   -----------  -----------
    Total interest income                                  4,991,825     4,737,600    6,442,079     5,792,506    5,043,519

Interest expense
  Deposits                                                 2,015,158     1,773,622    2,456,413     2,189,339    1,768,137
  Other                                                        5,778        25,849       33,658        50,739       65,683
                                                         -----------  ------------  -----------   -----------  -----------
    Total interest expense                                 2,020,936     1,799,471    2,490,071     2,240,078    1,833,820
                                                         -----------  ------------  -----------   -----------  -----------

Net interest income                                        2,970,889     2,938,129    3,952,008     3,552,428    3,209,699

Provision for possible loan losses                            72,000        54,000      160,289        60,000       79,996
                                                         -----------  ------------  -----------   -----------  -----------
    Net interest income after provision for loan losses    2,898,889     2,884,129    3,791,719     3,492,428    3,129,703

Other income
  Service charges on deposit accounts                        275,334       250,484      329,420       291,464      277,013
  Other income                                               179,551       162,906      215,119       208,371      228,821
                                                         -----------  ------------  -----------   -----------  -----------
                                                             454,885       413,390      544,539       499,835      505,834

Other expenses
  Salaries and employee benefits                           1,158,116     1,086,179    1,445,208     1,312,140    1,165,204
  Occupancy expenses of premises                             110,357        78,357      117,442        96,718       93,114
  Furniture and equipment expense                            213,272       164,938      238,869       218,440      190,167
  Other expenses                                             663,036       566,942      783,503       743,494      743,896
                                                         -----------  ------------  -----------   -----------  -----------
                                                           2,144,781     1,896,416    2,585,022     2,370,792    2,192,381
                                                         -----------  ------------  -----------   -----------  -----------

Income before income taxes                                 1,208,993     1,401,103    1,751,236     1,621,471    1,443,156
Income tax expense                                           399,461       461,726      583,688       533,845      471,527
                                                         -----------  ------------  -----------   -----------  -----------

NET INCOME                                               $   809,532  $    939,377  $ 1,167,548   $ 1,087,626  $   971,629
                                                         ===========  ============  ===========   ===========  ===========

Earnings per share of common stock outstanding           $     39.73  $      45.60  $     56.77  $      52.81  $     46.93
                                                         ===========  ============  ===========   ===========  ===========

Average shares outstanding                                    20,376        20,602       20,567        20,704       20,704
                                                         ===========  ============  ===========   ===========  ===========

The accompanying notes are an integral part of these statements.

              Riverton State Bank Holding Company and Subsidiaries

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                Nine months ended
                                                  September 30,                      Years ended December 31,
                                           ---------------------------   ------------------------------------------------
                                               1998           1997            1997             1996             1995
                                           ------------   ------------   --------------   --------------   --------------
                                            (Unaudited)    (Unaudited)                      (Unaudited)      (Unaudited)
Net income                                    $ 809,532      $ 939,377      $ 1,167,548      $ 1,087,626      $   971,629
Other comprehensive income
  Unrealized gains (losses) on investment
    securities available for sale                 2,077        (17,390)         (17,677)         (23,380)          44,686
                                           ------------   ------------   --------------   --------------   --------------

Comprehensive income                          $ 811,609      $ 921,987      $ 1,149,871      $ 1,064,246      $ 1,016,315
                                           ============   ============   ==============   ==============   ==============

The accompanying notes are an integral part of these statements.

              Riverton State Bank Holding Company and Subsidiaries
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

       (All financial information for 1998, 1996 and 1995 is unaudited)

                                                                           Unrealized
                                                                           gain (loss)
                                                                          on securities
                                                                            available
                                  Common        Capital      Retained       for sale,        Treasury
                                  Stock         Surplus      Earnings      net of taxes       Stock          Total
                               ------------   -----------  ------------   -------------    -----------   -------------
Balance at January 1, 1995     $  1,770,357   $    45,749  $  3,123,082   $           -    $   (39,804)  $   4,899,384

Net income for the year                   -             -       971,629               -              -         971,629

Acquisition of 120 shares
  of common stock                         -             -             -               -        (33,600)        (33,600)

Sale of 26 shares of
  common stock                            -         1,120             -               -          5,094           6,214

Change in unrealized gains/
  (losses)                                -             -             -          44,686              -          44,686

Cash dividends declared - $4
  per share                               -             -       (82,862)              -              -         (82,862)
                               ------------   -----------  ------------   -------------   ------------   -------------

Balance at December 31, 1995      1,770,357        46,869     4,011,849          44,686        (68,310)      5,805,451

Net income for the year                   -             -     1,087,626               -              -       1,087,626

Change in unrealized gains/
  (losses)                                -             -             -         (23,380)             -         (23,380)

Cash dividends declared - $6
  per share                               -             -      (123,573)              -              -        (123,573)
                               ------------   -----------  ------------   -------------   ------------   -------------

Balance at December 31, 1996      1,770,357        46,869     4,975,902          21,306        (68,310)      6,746,124

Net income for the year                   -             -     1,167,548               -              -       1,167,548

Acquisition of 270 shares
  of common stock                         -             -             -               -        (99,900)        (99,900)

Sale of 9.2 shares of
  common stock                            -         1,155             -               -          1,849           3,004


Change in unrealized gains/
  (losses)                                -             -             -         (17,677)             -         (17,677)

Cash dividends declared -  $8
  per common share                        -             -      (162,678)              -              -        (162,678)
                               ------------   -----------  ------------   -------------   ------------   -------------

Balance at December 31, 1997      1,770,357        48,024     5,980,772           3,629       (166,361)      7,636,421

Net income                                -             -       809,532               -              -         809,532

Sale of 558.8 shares
  of common stock                         -        52,692             -               -        166,361         219,053

Change in unrealized gains/
  (losses)                                -             -             -           2,077              -           2,077

Cash dividends declared -$12
  per share                               -             -      (250,722)              -              -        (250,722)

                               ------------   -----------  ------------   -------------   ------------   -------------
Balance at September 30, 1998  $  1,770,357   $   100,716  $  6,539,582   $       5,706   $          -   $   8,416,361
                               ============   ===========  ============   =============   ============   =============

The accompanying notes are an integral part of these statements.

             Riverton State Bank Holding Company and Subsidiaries

                     CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                   Nine months ended                    Years ended
                                                                     September 30,                      December 31,
                                                              --------------------------   ---------------------------------------
                                                                  1998          1997           1997          1996          1995
                                                              ------------   -----------   -----------   -----------   -----------
                                                               (Unaudited)   (Unaudited)                 (Unaudited)   (Unaudited)
Operating activities
Net income                                                       $ 809,532   $   939,377   $ 1,167,548   $ 1,087,626   $   971,629
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation and amortization                                  172,138       124,529       183,017       161,412       138,997
    Provision for loan losses                                       72,000        54,000       160,289        60,000        79,996
    Net loss on sales of assets                                          -             -        (4,688)            -             -
    Amortization of goodwill                                       (20,475)      (20,475)      (27,300)      (27,300)      (27,300)
    Provision for deferred income taxes                            (25,251)      (24,498)      (91,219)      (37,671)      (39,657)
    Changes in accruals and deferrals
        (Increase) decrease in accrued interest receivable        (228,733)     (269,235)      (73,162)      (28,794)     (163,240)
        (Increase) decrease in accrued interest payable            (58,358)       34,680       105,345        79,668       128,218
        Increase in accrued expense and other liabilities          175,775       154,999       148,342       111,493         1,286
        (Increase) decrease in other assets                        (41,300)      (11,803)       (6,112)      (11,204)        9,540
    Other, net                                                         983       (26,499)      (34,874)        2,952        51,708
                                                              ------------   -----------   -----------   -----------   -----------

             Net cash provided by operating activities             856,311       955,075     1,527,186     1,398,182     1,151,177

Investing activities
Net cash provided (used) by:
    Interest-bearing deposits with banks                         1,365,405    (7,037,360)   (9,376,175)      (97,589)   (2,711,899)
    Loans outstanding                                           (1,950,176)   (5,723,795)   (3,934,415)   (2,348,613)   (7,788,199)
    Federal funds sold                                            (500,000)      375,000       250,000      (350,000)     (100,000)
Available-for-sale securities:
    Maturities                                                   1,519,297     1,192,483     1,197,292        29,140        36,214
    Purchases                                                      (26,000)   (1,067,325)   (1,073,225)   (1,553,760)      (62,800)
Held-to-maturity securities:
    Maturities                                                   5,261,000     3,510,000     4,290,000     6,360,000     4,259,000
    Purchases                                                   (5,322,362)     (998,693)     (998,693)   (9,435,767)     (994,493)
Purchases of premises and equipment                               (447,652)   (1,059,207)   (1,192,353)     (430,523)     (182,201)
                                                              ------------   -----------   -----------   -----------   -----------

             Net cash used in investing activities                (100,488)  (10,808,897)  (10,837,569)   (7,827,112)   (7,544,378)

Financing activities
Net cash (used) provided by:
    Deposits                                                      (695,011)   10,665,118    10,088,789     8,046,328     4,278,206
Other borrowed funds                                               (16,138)      (83,637)     (339,016)     (143,155)      (37,309)
Treasury stock transactions, net                                   219,053          (696)      (96,896)            -       (27,386)
Common stock dividends                                            (162,678)     (123,573)     (123,573)      (82,862)      (41,379)
                                                              ------------   -----------   -----------   -----------   -----------

             Net cash provided by financing activities            (654,774)   10,457,212     9,529,304     7,820,311     4,172,132
                                                              ------------   -----------   -----------   -----------   -----------

Change in cash and cash equivalents                                101,049       603,390       218,921     1,391,381    (2,221,069)
Cash and cash equivalents at beginning of year                   3,999,411     3,780,490     3,780,490     2,389,109     4,610,178
                                                              ------------   -----------   -----------   -----------   -----------

Cash and cash equivalents at end of year                      $  4,100,460   $ 4,383,880   $ 3,999,411   $ 3,780,490   $ 2,389,109
                                                              ============   ===========   ===========   ===========   ===========

Supplemental disclosure of cash flow information
Cash paid for:
    Income taxes                                              $    476,000   $   489,200   $   673,200   $   581,223   $   611,137
                                                              ============   ===========   ===========   ===========   ===========
    Interest expense                                          $  2,079,294   $ 1,764,791   $ 2,384,726   $ 2,160,410   $ 1,705,602
                                                              ============   ===========   ===========   ===========   ===========

The accompanying notes are an integral part of these statements.

             Riverton State Bank Holding Company and Subsidiaries

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                       December 31, 1997, 1996 and 1995
          (All financial information for 1996 and 1995 is unaudited)



NOTE A - SUMMARY OF ACCOUNTING POLICIES

  Nature of Operations
  --------------------

     Riverton State Bank Holding Company (the Company) was formed for the purposes of owning shares of and acting as parent holding company for Riverton State Bank and Dubois National Bank. The Company provides a full range of banking and mortgage services to individual and corporate customers principally in the Fremont County area. A majority of the Company's loans are related to agricultural and real estate activities. Borrowers' abilities to honor their loans are dependent upon the continued economic viability of the area. The Company is subject to competition from other financial institutions for loans and deposit accounts. The Company is also subject to regulation by certain governmental agencies and undergoes periodic examinations by those regulatory agencies.

  BASIS OF FINANCIAL STATEMENT PRESENTATION
  -----------------------------------------

    The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

    Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties and assesses estimated future cash flows from borrowers' operations and the liquidation of loan collateral.

    Management believes that the allowance for loan losses is adequate. While management uses available information to recognize loan losses, changes in economic conditions may necessitate revisions in future years. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination.

             Riverton State Bank Holding Company and Subsidiaries

                       December 31, 1997, 1996 and 1995
          (All financial information for 1996 and 1995 is unaudited)


NOTE A - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

  Principles of Consolidation
  ---------------------------

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Riverton State Bank and Dubois National Bank. All material intercompany transactions have been eliminated.

  INTERIM FINANCIAL INFORMATION
  -----------------------------

    Financial information as of September 30, 1998 and for the nine months ended September 30, 1998 and 1997, included herein, is unaudited. Such information includes all adjustments (consisting only of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of the financial information in the interim periods. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results for the full fiscal year.

  Investment Securities
  ---------------------

    Management determines the classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

    Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a component of retained earnings in shareholders' equity.

    The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Such amortization and accretion is included as an adjustment to interest income from investments. Realized gains and losses and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

             Riverton State Bank Holding Company and Subsidiaries

                       December 31, 1997, 1996 and 1995
          (All financial information for 1996 and 1995 is unaudited)


NOTE A - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

  Loans
  -----

    Loans are reported at the principal amount outstanding, net of loan fees and the allowance for loan losses. Interest on loans is calculated by using the simple interest method on the daily balance of the principal amount outstanding.

    Loan fees which represent an adjustment to interest yield are deferred and amortized over the estimated life of the loan. Commitment fees are amortized over the period using the straight-line method.

    Renegotiated loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

    The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extend cash payments are received.

    Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal or when a loan becomes contractually past due by ninety days or more with respect to interest or principal. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

             Riverton State Bank Holding Company and Subsidiaries

                       December 31, 1997, 1996 and 1995
          (All financial information for 1996 and 1995 is unaudited)


NOTE A - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

  Provision for and Allowance for Loan Losses
  -------------------------------------------

   The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely or, with respect to consumer installment loans, according to an established delinquency schedule. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans, leases and commitments to extend credit, based on evaluations of the collectibility and prior loss experience of loans, leases and commitments to extend credit. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, leases and commitments and current and anticipated economic conditions that may affect the borrowers' ability to pay.

  Premises and Equipment
  ----------------------

   Premises and equipment are stated at cost. Depreciation and amortization is provided for in amounts, principally on the straight-line method, sufficient to relate the cost of depreciable assets to operations over their estimated service lives.

  INTANGIBLE ASSETS
  -----------------

   Goodwill, the price paid over the book value of acquired businesses, is included in other assets and is amortized over periods up to 40 years.

  Income Taxes
  ------------

   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

             Riverton State Bank Holding Company and Subsidiaries

                       December 31, 1997, 1996 and 1995
          (All financial information for 1996 and 1995 is unaudited)


NOTE A - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

  Statement of Cash Flows
  -----------------------

   For purposes of the statement of cash flows, the Company has defined cash equivalents as those amounts included in the balance sheet caption "Cash and Due from Banks".

  Earnings per Common Share
  -------------------------

   In February 1997, the FASB issued SFAS No. 128, EARNINGS PER SHARE. SFAS No. 128 establishes standards for computing and presenting earnings per share
   (EPS) and applies to entities with publicly held common stock or potential common stock. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

   Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common stock outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of common stock and dilutive potential common shares during the year. There are no securities which have a dilutive effect at December 31, 1997, 1996, or 1995.

   The table below presents a reconciliation of basic and diluted earnings per share computations for the years ended December 31, 1997, 1996, and 1995:


                                               1997        1996       1995
                                            ----------  ----------  --------
 EARNINGS PER SHARE
 ------------------

  Net income                                $1,167,548  $1,087,626  $971,629
  Weighted average number of common
   shares outstanding used in basic and
   diluted EPS calculations                     20,567      20,596    20,704

  Basic EPS                                 $    56.77  $    52.81  $  46.93
  Diluted EPS                                    56.77       52.81     46.93

             Riverton State Bank Holding Company and Subsidiaries

                       December 31, 1997, 1996 and 1995
          (All financial information for 1996 and 1995 is unaudited)


NOTE A - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

  New Accounting Standards
  ------------------------

   Effective January 1, 1997, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". The adoption of SFAS No. 125 did not impact the Company's financial condition or results of operations.

   In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 129, "Disclosure of Information About Capital Structure, " which codifies existing disclosure requirements regarding capital structure. SFAS No. 129 did not have a significant impact on the Company's current capital structure disclosures.

   In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", (SFAS 130) and Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS 131). SFAS 130 requires disclosures of the components of comprehensive income and the accumulated balance of other comprehensive income within total stockholders' equity. SFAS 131 requires disclosure of selected information about operating segments including segment income, revenues and asset data. Operating segments, as defined in SFAS 131, would include those components for which financial information is available and evaluated regularly by the chief operating decision maker in assessing performance and making resource allocation determinations for operating components such as those which exceed 10 percent or more of combined revenue, income, or assets. These standards are effective for fiscal years beginning after December 15, 1997, and are not expected to have a material impact on the Company's consolidated financial statements.

   In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits", which revises employers' disclosures about pension and other post retirement benefit plans and suggests combined formats for presentation of pension and other postretirement benefit disclosures. It is effective for fiscal years beginning after December 15, 1997. Restatement of disclosures for earlier periods provided for comparative purposes is required unless the information is not readily available. This standard is not expected to have a material impact on the Company's consolidated financial statements.

             Riverton State Bank Holding Company and Subsidiaries

                       December 31, 1997, 1996 and 1995
          (All financial information for 1996 and 1995 is unaudited)


NOTE B - RESTRICTIONS ON CASH AND DUE FROM BANKS

  Bank subsidiaries are required to maintain minimum average reserve balances with the Federal Reserve Bank. The amount of those reserve balances was approximately $449,000 at December 31, 1997.

NOTE C - INVESTMENT SECURITIES

  The amortized cost and estimated market values of investments in debt securities at December 31, are as follows:


                                                                    1997
                                              -------------------------------------------------
                                                             Gross        Gross      Estimated
                                               Amortized   Unrealized  Unrealized     Market
                                                 Cost        Gains       Losses        Value
                                              -----------  ----------  -----------  -----------
  Securities held to maturity
  ---------------------------
   U.S. Treasury securities                   $ 7,229,592  $   20,659  $        -   $ 7,250,251
   Obligations of states and
     political subdivisions                        78,000           -        (205)       77,795
                                              -----------  ----------  ----------   -----------

                                              $ 7,307,592  $   20,659  $     (205)  $ 7,328,046
                                              ===========  ==========  ==========   ===========

  Securities available for sale
  -----------------------------
   U.S. Treasury securities                   $ 1,499,843  $    2,222  $        -   $ 1,502,065
   U.S. government corporations
     and agencies                               1,066,795       3,276           -     1,070,071
   Other securities                               449,600           -           -       449,600
                                              -----------  ----------  ----------   -----------

                                              $ 3,016,238  $    5,498  $        -   $ 3,021,736
                                              ===========  ==========  ==========   ===========

             Riverton State Bank Holding Company and Subsidiaries

                       December 31, 1997, 1996 and 1995
          (All financial information for 1996 and 1995 is unaudited)


NOTE C - INVESTMENT SECURITIES (CONTINUED)

                                                                    1996
                                              -------------------------------------------------
                                                             Gross       Gross       Estimated
                                                Amortized  Unrealized  Unrealized      Market
                                                  Cost       Gains      Losses         Value
                                              -----------  ----------  ----------   -----------
 Securities held to maturity
 ---------------------------
  U.S. Treasury securities                    $10,447,946  $   22,479  $        -   $10,470,425
  Obligations of states and
    political subdivisions                         88,000         498           -        88,498
  Other securities                                 30,000           -           -        30,000
                                              -----------  ----------  ----------   -----------

                                              $10,565,946  $   22,977  $        -   $10,588,923
                                              ===========  ==========  ==========   ===========

 Securities available for sale
 -----------------------------
  U.S. Treasury securities                    $ 1,497,618  $    4,932  $        -   $ 1,502,550
  U.S. government corporations
    and agencies                                   84,012       2,775           -        86,787
  Obligations of states and political
    subdivisions                                1,174,754      24,575           -     1,199,329
  Other securities                                382,000           -           -       382,000
                                              -----------  ----------  ----------   -----------

                                              $ 3,138,384  $   32,282  $        -   $ 3,170,666
                                              ===========  ==========  ==========   ===========

             Riverton State Bank Holding Company and Subsidiaries

                       December 31, 1997, 1996 and 1995
          (All financial information for 1996 and 1995 is unaudited)


NOTE C - INVESTMENT SECURITIES (CONTINUED)

  The amortized cost and estimated market value of investment securities (other than equity securities) at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                               Held to maturity       Available for sale
                                            ----------------------  ----------------------
                                                        Estimated               Estimated
                                            Amortized     Market    Amortized     Market
                                               Cost       Value        Cost       Value
                                            ----------  ----------  ----------  ----------

  Due in one year or less                   $6,241,414  $6,252,146  $1,499,843  $1,502,065
  Due after one year through five years      1,051,178   1,060,884   1,004,849   1,006,502
  Due after five years through ten years        15,000      15,016      61,946      63,569
  Due after ten years                                -           -           -           -
                                            ----------  ----------  ----------  ----------

                                            $7,307,592  $7,328,046  $2,566,638  $2,572,136
                                            ==========  ==========  ==========  ==========

  There were no gains or losses attributable to securities called prior to maturity or from the sale of debt securities for the years ended December 31, 1997, 1996 and 1995.

  Securities included in the accompanying balance sheet with a carrying value of $6,632,087 and $9,095,964 at December 31, 1997 and 1996, respectively, are pledged as collateral for public deposits and for other purposes as required or permitted by law.

             Riverton State Bank Holding Company and Subsidiaries

                       December 31, 1997, 1996 and 1995
          (All financial information for 1996 and 1995 is unaudited)


NOTE D - LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

  Major classifications of loans at December 31, are as follows:


                                                       1997          1996
                                                   ------------  ------------

        Commercial                                 $  7,770,224  $  7,656,582
        Agricultural                                  7,585,972     7,487,197
        Construction                                    390,262       444,331
        Consumer installment                          8,644,297     7,743,372
        Real estate                                  28,170,180    25,367,907
        Overdrafts                                      125,820        92,979
                                                   ------------   -----------

           Gross loans                               52,686,756    48,792,368
           Less unearned income                          55,305        61,805
                                                   ------------   -----------

             Net loans                             $ 52,631,451   $48,730,563
                                                   ============   ===========

   Transactions in the allowance for possible loan losses at December 31, are as follows:

                                             1997        1996          1995
                                           --------   -----------   -----------

   Balance at beginning of year            $498,401   $   465,231   $   391,142
   Provision for possible loan losses       160,289        60,000        79,996
   Recoveries                                37,985       102,158        24,378
   Loans charged off                        (71,512)     (128,988)      (30,285)
                                           --------   -----------   -----------

   Balance at end of year                  $625,163   $   498,401   $   465,231
                                           ========   ===========   ===========

             Riverton State Bank Holding Company and Subsidiaries

                       December 31, 1997, 1996 and 1995
          (All financial information for 1996 and 1995 is unaudited)


NOTE D - LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES (CONTINUED)

  The outstanding principal balance of loans having payments delinquent more than sixty days amounted to $582,322 and $124,080 at December 31, 1997 and 1996, respectively.

  Loans with a carrying value of $ 175,110, $106,176 and $28,553 have been recognized as impaired at December 31, 1997, 1996 and 1995, respectively. The average recorded investment in impaired loans during 1997, 1996 and 1995 was $217,750, $213,250, and $39,750. The total allowance for loan losses related to these loans was $38,299, $22,679 and $5,872 in 1997, 1996 and 1995,
  respectively. Interest income on impaired loans of $16,963, $11,289 and $938 was recognized for cash payments received in 1997, 1996 and 1995, respectively.

NOTE E - PREMISES AND EQUIPMENT

  At December 31, premises and equipment, less accumulated depreciation, consisted of the following:


                                                      1997
                                      ------------------------------------
                                                  Accumulated    Net book
                                         Cost     depreciation    value
                                      ----------  ------------  ----------

   Land                               $  278,747    $        -  $  278,747
   Bank premises                       1,643,057       448,053   1,195,004
   Furniture and equipment             1,467,375       637,247     830,128
                                      ----------    ----------  ----------

                                      $3,389,179    $1,085,300  $2,303,879
                                      ==========    ==========  ==========

             Riverton State Bank Holding Company and Subsidiaries

                       December 31, 1997, 1996 and 1995
          (All financial information for 1996 and 1995 is unaudited)


NOTE E - PREMISES AND EQUIPMENT (CONTINUED)

                                                      1996
                                      ------------------------------------
                                                  Accumulated    Net book
                                         Cost     depreciation    value
                                      ----------  ------------  ----------

   Land                               $  278,747    $        -  $  278,747
   Bank premises                       1,006,933       440,544     566,389
   Furniture and equipment             1,238,050       793,331     444,719
                                      ----------    ----------  ----------

                                      $2,523,730    $1,233,875  $1,289,855
                                      ==========    ==========  ==========

NOTE F - DEPOSITS

  The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $15,099,000 and $8,895,000 at December 31, 1997 and 1996, respectively.

  At December 31, 1997, the scheduled maturities of certificates of deposit are as follows:


          1998                                        $25,247,876
          1999                                          5,539,323
          2000 and thereafter                           3,262,803
                                                      -----------

          Total of maturing certificates              $34,050,002
                                                      ===========

NOTE G - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

  The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and stand-by letters of credit. Those instruments involve, to a varying degree, elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

             Riverton State Bank Holding Company and Subsidiaries

                       December 31, 1997, 1996 and 1995
          (All financial information for 1996 and 1995 is unaudited)


NOTE G - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
           (CONTINUED)

  The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                              Contract or
                                                            Notional Amount
                                                         ----------------------
                                                            1997        1996
                                                         ----------  ----------

Financial instruments whose contract amounts
represent credit risk
  Commitments to extend credit                           $8,123,000  $6,177,000
 Standby letters of credit                                1,004,000     640,000


  Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment and income producing commercial properties.

  Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

             Riverton State Bank Holding Company and Subsidiaries

                       December 31, 1997, 1996 and 1995
          (All financial information for 1996 and 1995 is unaudited)


NOTE H - OTHER BORROWED FUNDS

  At December 31, 1997 other borrowed funds consisted of Federal Home Loan Bank borrowings as follows:


                                                      Date of
        Amortizing Notes                              Maturity           Amount
        ----------------                         -----------------      --------

       6.78% Federal Home Land Bank note         September 3, 2010       $83,181
       5.38% Federal Home Land Bank note         February 20, 2001        48,362
                                                                        --------
                                                                        $131,543
                                                                        ========

  The amortizing notes are payable in monthly installments of principal and interest, through January 2010. These notes are collateralized by a $250,000 Federal Home Loan Bank certificate of deposit.

  Advances at December 31, 1997, have scheduled principal payments in future years as follows:


                Year Ending
                December 31,                                     Amount
                ------------                                    --------

                    1998                                         $21,517
                    1999                                          21,517
                    2000                                          21,517
                    2001                                          10,513
                    2002                                           6,517
                 Thereafter                                       49,962
                                                                --------
                                                                $131,543
                                                                ========

             Riverton State Bank Holding Company and Subsidiaries

                       December 31, 1997, 1996 and 1995
          (All financial information for 1996 and 1995 is unaudited)


NOTE I - INCOME TAXES

  Following is an analysis of income taxes included in the statements of income:


                                                  1997       1996       1995
                                                --------   --------   --------

    Current federal tax provision               $674,907   $571,516   $511,184
    Deferred federal tax credit                  (91,219)   (37,671)   (39,657)
                                                --------   --------   --------

    Total income tax provision                  $583,688   $533,845   $471,527
                                                ========   ========   ========

  Applicable income taxes for financial reporting purposes differ from the amount computed by applying the statutory federal income tax rate for the reasons in the table below:

                                                 1997       1996       1995
                                               ---------  ---------  ---------

   Tax at statutory rate (34%)                  $595,420   $551,300   $490,673
   Tax effect of
     Tax exempt interest                         (21,409)   (31,539)   (31,749)
     Amortization of nondeductible goodwill        9,282      9,282      9,282
     Other, net                                      395      4,802      3,320
                                               ---------  ---------  ---------

   Applicable income taxes                      $583,688   $533,845   $471,527
                                               =========  =========  =========

  A deferred tax asset or liability is recognized for the tax consequences of temporary differences in the recognition of revenue and expense for financial reporting and tax purposes.

             Riverton State Bank Holding Company and Subsidiaries

                       December 31, 1997, 1996 and 1995
          (All financial information for 1996 and 1995 is unaudited)


NOTE I - INCOME TAXES (CONTINUED)

  Listed below are the components of the net deferred tax assets as of December 31:

                                                     1997      1996
                                                   --------  --------
       Deferred tax assets
         Allowance for loan losses                 $130,280  $ 88,520
         Deferred compensation                      119,373    77,440
                                                   --------  --------
                                                    249,653   165,960

       Deferred tax liabilities
         Accelerated depreciation                    85,665    80,704
         Federal Home Loan Bank stock dividends      21,284    14,042
         Other                                        1,868    30,704
                                                   --------  --------
                                                    108,817   125,450

       Net deferred tax asset                      $140,836  $ 40,510
                                                   ========  ========

NOTE J - RELATED PARTY TRANSACTIONS

  Below is an analysis of loans that were made to directors and executive officers of the Company, and to corporations and others associated with those individuals:

          Balance at December 31, 1996          $2,261,993
          New loans                              1,142,813
          Repayments                              (857,985)
                                                ----------

          Balance at December 31, 1997          $2,546,821
                                                ==========

NOTE K  DEFERRED COMPENSATION PLAN

  The Company has deferred compensation agreements with key employees. Vesting is based on age and years of service. Life insurance contracts have been purchased which may be used to fund these agreements. The charges to expense were $123,000 in 1997, $107,000 in 1996 and $103,000 in 1995.

             Riverton State Bank Holding Company and Subsidiaries

                       December 31, 1997, 1996 and 1995
          (All financial information for 1996 and 1995 is unaudited)


NOTE L - DIVIDEND RESTRICTIONS

 The Company's primary funding source for common stock dividends are dividends received from its bank subsidiaries. Payment of dividends to the Company by its bank subsidiaries is subject to ongoing review by banking regulators and to various statutory limitations.

NOTE M - REGULATORY MATTERS

 The Company's subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company's subsidiary banks must meet specific capital guidelines that involve quantitative measures of the company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's subsidiary banks capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

 Quantitative measures established by regulation to ensure capital adequacy require the banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company's subsidiary banks meets all capital adequacy requirements to which it is subject.

 As of December 31, 1997, the most recent notification from the Primary Regulatory Agencies categorized both of the subsidiary banks as well-capitalized under the regulatory framework for prompt corrective action.

 To be categorized as well capitalized the Company's subsidiary banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institutions category.

             Riverton State Bank Holding Company and Subsidiaries

                       December 31, 1997, 1996 and 1995
          (All financial information for 1996 and 1995 is unaudited)


NOTE M - REGULATORY MATTERS (CONTINUED)

                              Riverton State Bank
                              -------------------

                                                                                                         To be well
                                                                                                     capitalized under
                                                               For capital                           prompt corrective
                                   Actual                  adequacy purposes                         action provisions
                              ---------------  ---------------------------------------    ---------------------------------------
                               Amount   Ratio        Amount                 Ratio               Amount                Ratio
                              -------  ------  ------------------     ----------------    ------------------    -----------------
                                                     (Amounts in thousands of dollars)
AS OF DECEMBER 31, 1997
 Total capital                                 greater than           greater than        greater than          greater than
  (to risk weighted assets)    $5,469  13.2%   or equal to $3,322     or equal to 8.0%    or equal to $4,153    or equal to 10.0%
 Tier 1 capital                                greater than           greater than        greater than          greater than
  (to risk weighted assets)     4,970  12.0%   or equal to  1,661     or equal to 4.0     or equal to  2,492    or equal to  6.0
 Tier 1 capital                                greater than           greater than        greater than          greater than
  (to average assets)           4,970   8.1%   or equal to  2,449     or equal to 4.0     or equal to  3,061    or equal to  5.0

AS OF DECEMBER 31, 1996
 Total capital                                 greater than           greater than        greater than          greater than
  (to risk weighted assets)     4,821  13.4%   or equal to  2,877     or equal to 8.0%    or equal to  3,597    or equal to 10.0%
 Tier 1 capital                                greater than           greater than        greater than          greater than
  (to risk weighted assets)     4,438  12.3%   or equal to  1,439     or equal to 4.0     or equal to  2,158    or equal to  6.0
 Tier 1 capital                                greater than           greater than        greater than          greater than
  (to average assets)           4,438   8.2%   or equal to  2,176     or equal to 4.0     or equal to  2,719    or equal to  5.0

             Riverton State Bank Holding Company and Subsidiaries

                       December 31, 1997, 1996 and 1995
          (All financial information for 1996 and 1995 is unaudited)



NOTE M - REGULATORY MATTERS (CONTINUED)

                              Dubois National Bank
                              --------------------


                                                                                                         To be well
                                                                                                     capitalized under
                                                               For capital                           prompt corrective
                                   Actual                  adequacy purposes                         action provisions
                              ---------------  ---------------------------------------    ---------------------------------------
                               Amount   Ratio        Amount                 Ratio               Amount                Ratio
                              -------  ------  ------------------     ----------------    ------------------    -----------------
                                                     (Amounts in thousands of dollars)
AS OF DECEMBER 31, 1997
 Total capital                                 greater than           greater than        greater than          greater than
  (to risk weighted assets)   $2,058  15.6%    or equal to $1,057     or equal to 8.0%    or equal to $1,331    or equal to 10.0%
 Tier 1 capital                                greater than           greater than        greater than          greater than
  (to risk weighted assets)    1,931  14.6%    or equal to    528     or equal to 4.0     or equal to    793    or equal to  6.0
 Tier 1 capital                                greater than           greater than        greater than          greater than
  (to average assets)          1,931   8.1%    or equal to    959     or equal to 4.0     or equal to  1,198    or equal to  5.0

AS OF DECEMBER 31, 1996
 Total capital                                 greater than           greater than        greater than          greater than
  (to risk weighted assets)    1,892  15.8%    or equal to    960     or equal to 8.0%    or equal to  1,200    or equal to 10.0%
 Tier 1 capital                                greater than           greater than        greater than          greater than
  (to risk weighted assets)    1,776  14.8%    or equal to    480     or equal to 4.0     or equal to    720    or equal to  6.0
 Tier 1 capital                                greater than           greater than        greater than          greater than
  (to average assets)          1,776   8.5%    or equal to    835     or equal to 4.0     or equal to  1,044    or equal to  5.0

             Riverton State Bank Holding Company and Subsidiaries

                       December 31, 1997, 1996 and 1995
          (All financial information for 1996 and 1995 is unaudited)


NOTE N - PARENT COMPANY FINANCIAL INFORMATION

   Summarized financial statements of the Company, on a parent company only basis, as of December 31, are as follows:


                                                              Balance Sheets
                                                               December 31,
                                                                                  1997               1996
                                                                                --------           --------
          ASSETS

Cash                                                                             221,914            191,447
Current income taxes receivable                                                   20,328             16,704
Investment in unconsolidated subsidiaries -
 Riverton State Bank                                                           4,969,924          4,438,128
 Dubois National Bank                                                          1,935,065          1,795,251
 Equity in excess of net assets, less accumulated
    amortization                                                                 658,168            685,467
                                                                              ----------          ---------

        Total assets                                                          $7,805,399         $7,126,997
                                                                              ==========         ==========
         LIABILITIES AND
       STOCKHOLDERS' EQUITY

Liabilities
 Accrued dividends payable                                                    $  162,678         $  123,573
 Other liabilities                                                                 6,300              7,300
 Long term notes payable                                                               -            250,000
                                                                              ----------          ---------
        Total liabilities                                                        168,978            380,873

Stockholders' equity
 Common stock  authorized, 50,000 shares
    without par value; 20,893.5 shares issued                                  1,770,357          1,770,357
 Capital surplus                                                                  48,024             46,869
 Retained earnings                                                             5,980,772          4,975,902
 Net unrealized gain on available for sale
    investment securities                                                          3,629             21,306
 Less cost of common stock in treasury: 1997 - 558.8
     shares, 1996  298 shares                                                   (166,361)           (68,310)
                                                                              ----------          ---------
Total stockholders' equity                                                     7,636,421          6,746,124
                                                                              ----------          ---------

Total liabilities and stockholders' equity                                     7,805,399          7,126,997
                                                                              ==========         ==========

             Riverton State Bank Holding Company and Subsidiaries

                       December 31, 1997, 1996 and 1995
          (All financial information for 1996 and 1995 is unaudited)


NOTE N - PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

                              Statements of Income
                        For the years ended December 31,

                                                          1997        1996       1995
                                                       ----------  ----------  ---------
Revenue
  Dividends from unconsolidated subsidiary             $  550,000  $  380,000  $ 290,000
  Interest income                                           1,236       1,683      3,785
                                                       ----------  ----------  ---------
                                                          551,236     381,683    293,785

Operating expenses
  Interest expense on notes payable                        21,871      37,085     56,725
  Directors' fees                                           6,300       7,300      7,400
  Professional fees                                         8,212       5,000      6,000
  Directors' life insurance                                17,920      17,920          -
  Amortization expense on intangible goodwill              27,300      27,300     27,300
  Miscellaneous                                             1,600       1,400      1,200
                                                       ----------  ----------  ---------
                                                           83,203      96,005     98,625

         Income before income taxes and equity
            in undistributed net earnings of
            unconsolidated subsidiary                     468,032     285,678    195,160

Income tax benefit                                         10,228      16,695     22,965
                                                       ----------  ----------  ---------

          Income before equity in undistributed net
            income of unconsolidated subsidiary           478,260     302,373   218,1225

Equity in undistributed net income of
  unconsolidated subsidiary                               689,287     785,253    753,504
                                                       ----------  ----------  ---------

NET INCOME                                             $1,167,548  $1,087,626  $ 971,629
                                                       ==========  ==========  =========

             Riverton State Bank Holding Company and Subsidiaries

                       December 31, 1997, 1996 and 1995
          (All financial information for 1996 and 1995 is unaudited)


NOTE O - PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

                            Statements of Cash Flows
                            Years ended December 31,

                                                                1997         1996         1995
                                                             -----------  -----------  ----------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                 $1,167,548   $1,087,626   $ 971,629
  Adjustments to reconcile net income to net
    cash provided by operating activities
      Equity in undistributed net income of
        unconsolidated subsidiary                              (689,287)    (785,253)   (753,504)
      Amortization of goodwill                                   27,299       27,300      27,300
      Changes in operating assets and liabilities
        Decrease in accrued expense and other liabilities        (4,624)       6,160       8,096
                                                             ----------   ----------   ---------

          Net cash provided by operating activities             500,936      335,833     253,521

CASH FLOWS FROM FINANCING ACTIVITIES
  Other borrowed funds                                         (250,000)    (250,000)   (250,000)
  Treasury stock transactions, net                              (98,896)           -     (27,386)
  Cash dividends                                               (123,573)     (82,862)    (41,379)
                                                             ----------   ----------   ---------

          Net cash provided from financing activities          (470,469)    (282,862)   (258,765)
                                                             ----------   ----------   ---------

Change in cash and cash equivalents                              30,467       52,971      (5,244)
Cash at beginning of year                                       191,447      138,476     143,720
                                                             ----------   ----------   ---------

Cash and cash equivalents at end of year                     $  221,914   $  191,447   $ 138,476
                                                             ==========   ==========   =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash received (paid) for:
    Income taxes                                             $   56,992   $   26,465   $  28,901
                                                             ==========   ==========   =========
    Interest expense                                         $  (21,871)  $  (37,085)  $ (56,725)
                                                             ==========   ==========   =========

             Riverton State Bank Holding Company and Subsidiaries

                       December 31, 1997, 1996 and 1995
          (All financial information for 1996 and 1995 is unaudited)



NOTE O - SUBSEQUENT EVENT

 In August 1998, the Company declared a dividend of $250,722 or $12.00 per share, payable January 1999.

 In September 1998, the Company entered into an Agreement and Plan of Reorganization (Agreement) with Norwest Corporation. Under the Agreement, shareholders of the Company will exchange their stock for stock of Norwest Corporation. The Agreement is subject to approval by the Company's shareholders and certain regulatory authorities. It is anticipated the exchange will be completed in the first quarter of 1999.

                                  APPENDIX A

                     AGREEMENT AND PLAN OF REORGANIZATION

                                   AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 17th day of September, 1998, by and between RIVERTON STATE BANK HOLDING COMPANY ("Riverton"), a Wyoming corporation, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

     WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Norwest will merge with and into Riverton (the "Merger") pursuant to an agreement and plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of Common Stock of Riverton, no par value ("Riverton Common Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into shares of voting Common Stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"),

     NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

     1.  BASIC PLAN OF REORGANIZATION

     (a)  Merger.  Subject to the terms and conditions contained herein, a
          ------
wholly-owned subsidiary of Norwest (the "Merger Co.") will be merged by statutory merger with and into Riverton pursuant to the Merger Agreement, with Riverton as the surviving corporation, in which merger each share of Riverton Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares by the number of shares of Riverton Common Stock then outstanding. The "Adjusted Norwest Shares" shall be a number equal to $18,600,000 divided by the Norwest Measurement Price. The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

     (b)  Norwest Common Stock Adjustments.  If, between the date hereof and the
          --------------------------------
Effective Time of the Merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Norwest Common Stock into which a share of Riverton Common Stock shall be converted pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Riverton Common Stock shall be converted will equal the number of shares of Norwest Common Stock which holders of shares of Riverton Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

     (c)  Fractional Shares.  No fractional shares of Norwest Common Stock and
          -----------------
no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

     (d)  Mechanics of Closing Merger.  Subject to the terms and conditions set
          ---------------------------
forth herein, the Merger Agreement shall be executed and it or Articles of Merger or a Certificate of Merger shall be filed with the Secretary of State of the State of Wyoming within ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing". The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger". The "Effective Time of the Merger" shall be 11:59 p.m. Riverton, Wyoming time on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into Riverton pursuant to the Merger Agreement.

     The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

     2. REPRESENTATIONS AND WARRANTIES OF RIVERTON. Riverton represents and warrants to Norwest as follows:

     (a)  Organization and Authority.  Riverton is a corporation duly organized,
          --------------------------
validly existing and in good standing under the laws of the State of Wyoming, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Riverton and the Riverton Subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Riverton is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Riverton has furnished Norwest true and correct copies of its articles of incorporation and by-laws, as amended.

     (b)  Riverton's Subsidiaries.  Schedule 2(b) sets forth a complete and
          -----------------------
correct list of all of Riverton's subsidiaries as of the date hereof (individually a "Riverton Subsidiary" and collectively the "Riverton Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by Riverton. No equity security of any Riverton Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Riverton Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55
(1982) and the Wyoming Business Corporation Act, all of such shares so owned by Riverton are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Riverton Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 2(b), Riverton does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

     (c)  Capitalization.  The authorized capital stock of Riverton consists of
          --------------
50,000 shares of common stock, no par value, of which as of the close of
business on                June 30, 1998, 20,361.4 shares were outstanding and
532.1 shares were held in the treasury. The maximum number of shares of Riverton Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Riverton Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto were exercised is 20,893.5. All of the outstanding shares of capital stock of Riverton have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating Riverton or any Riverton Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Riverton or any Riverton Subsidiary. Since December 31, 1997, except as set forth in Schedule 2(c), no shares of Riverton capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Riverton or any Riverton Subsidiary and except as set forth in Schedule 2(c), no dividends or other distributions have been declared, set aside, made or paid to the shareholders of Riverton.

     (d)  Authorization.  Riverton has the corporate power and authority to
          -------------
enter into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by Riverton and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Riverton. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over Riverton as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of Riverton enforceable against Riverton in accordance with their respective terms.

     Except as set forth on Schedule 2(d), neither the execution, delivery and performance by Riverton of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Riverton with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Riverton or any Riverton Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Riverton or any Riverton Subsidiary is a party or by which it may be bound, or to which Riverton or any Riverton Subsidiary or any of the properties or assets of Riverton or any Riverton Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Riverton, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Riverton or any Riverton Subsidiary or any of their respective properties or assets.

     Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Merger under Wyoming law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Riverton of the transactions contemplated by this Agreement and the Merger Agreement.

     (e)  Riverton Financial Statements.  The consolidated balance sheets of
          -----------------------------
Riverton and Riverton's Subsidiaries as of December 31, 1997 and related consolidated statements of income, shareholders' equity and cash flows for the two years ended December 31, 1997, together with the notes thereto, certified by Fortner, Bayens, Levkulich & Co., and the unaudited consolidated statements of financial condition of Riverton and Riverton's

Subsidiaries as of June 30, 1998 and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the six (6) months then ended (collectively, the "Riverton Financial Statements"), will be, when delivered to Norwest pursuant to paragraph 4(d) hereof, prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Riverton and Riverton's Subsidiaries at the dates and the consolidated results of operations and cash flows of Riverton and Riverton's Subsidiaries for the periods stated therein.

     (f)  Reports.  Since December 31, 1992, Riverton and each Riverton
          -------
Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the Securities and Exchange Commission (the "SEC"), (ii) the Federal Reserve Board,
(iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the United States Comptroller of the Currency (the "Comptroller") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Riverton Reports". As of their respective dates, the Riverton Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the Riverton Reports have been made available to Norwest by Riverton.

     (g)  Properties and Leases.  Except as may be reflected in the Riverton
          ---------------------
Financial Statements and except for any lien for current taxes not yet delinquent, Riverton and each Riverton Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Riverton's consolidated balance sheet as of December 31, 1997, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Riverton or any Riverton Subsidiary pursuant to which Riverton or such Riverton Subsidiary, as lessee, leases real or personal property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Riverton or such Riverton Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Riverton's and each Riverton Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h)  Taxes.  Each of Riverton and the Riverton Subsidiaries has filed all
          -----
federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Riverton and the Riverton Subsidiaries for the fiscal year ended December 31, 1994, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 2(h), (i) neither Riverton nor any Riverton Subsidiary is a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Riverton or any Riverton Subsidiary which has not been settled, resolved and fully satisfied. Each of Riverton and the Riverton Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of December 31, 1997, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Riverton and the Riverton Subsidiaries with respect to all periods through the date thereof.

     (i)  Absence of Certain Changes.  Since December 31, 1997 there has been no
          --------------------------
change in the business, financial condition or results of operations of Riverton or any Riverton Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Riverton and the Riverton Subsidiaries taken as a whole.

     (j)  Commitments and Contracts.  Except as set forth on Schedule 2(j),
          -------------------------
neither Riverton nor any Riverton Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

         (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Riverton or such Riverton Subsidiary);

         (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

        (iii)  any labor contract or agreement with any labor union;

        (iv) any contract not made in the ordinary course of business containing covenants which limit the ability of Riverton or any Riverton Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Riverton or any Riverton Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

        (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K; or

        (vi) any lease with annual rental payments aggregating $10,000 or more; or

        (vii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

        (viii) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.


     (k)  Litigation and Other Proceedings.  Riverton has furnished (or will
          --------------------------------
furnish when available pursuant to paragraph 4(d) hereof) Norwest copies of (i) all attorney responses to the request of the independent auditors for Riverton with respect to loss contingencies as of December 31, 1997 in connection with the Riverton financial statements, and (ii) a written list of legal and regulatory proceedings filed against Riverton or any Riverton Subsidiary since said date. Neither Riverton nor any Riverton Subsidiary is a party to any pending or, to the best knowledge of Riverton, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Riverton and the Riverton Subsidiaries taken as a whole.

     (l)  Insurance.  Riverton and each Riverton Subsidiary is presently
          ---------
insured, and during each of the past five calendar years (or during such lesser period of time as Riverton has owned such Riverton Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m)  Compliance with Laws.  Riverton and each Riverton Subsidiary has all
          --------------------
permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Riverton or such Riverton Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Riverton, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Riverton and each Riverton Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Riverton nor any Riverton Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Riverton or any Riverton Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Riverton and the Riverton Subsidiaries taken as a whole.

     (n)  Labor.  No work stoppage involving Riverton or any Riverton Subsidiary
          -----
is pending or, to the best knowledge of Riverton, threatened. Neither Riverton nor any Riverton Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Riverton or such Riverton Subsidiary. Employees of Riverton and the Riverton Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o)  Material Interests of Certain Persons.  Except as set forth on
          -------------------------------------
Schedule 2(o), to the best knowledge of Riverton no officer or director of Riverton or any Riverton Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Riverton or any Riverton Subsidiary.

     Schedule 2(o) sets forth a correct and complete list of any loan from Riverton or any Riverton Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Riverton's or such Riverton Subsidiary's Board of Directors.

     (p)  Riverton Benefit Plans.
          ----------------------

          (i) The only "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which Riverton or any Riverton Subsidiary acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by Riverton or any Riverton Subsidiary are those set forth on Schedule 2(p) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

        (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p), Riverton or the Riverton subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Reform Act of 1986 ("TRA `86") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. Riverton knows of no reason that any Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

        (iii) The present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan as of the end of the most recent Plan year exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

        (iv) Except as disclosed in Schedule 2(p), and to the best knowledge of Riverton, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title I of ERISA which could subject, to the best knowledge of Riverton, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Riverton and the Riverton Subsidiaries taken as a whole.

        (v) No Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

        (vi) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), since the effective date of ERISA.

        (vii) Except as disclosed in Schedule 2(p), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Riverton or any Riverton Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (q)  Proxy Statement, etc.  None of the information regarding Riverton and
          --------------------
the Riverton Subsidiaries supplied or to be supplied by Riverton for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of Riverton Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to Riverton's shareholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Riverton and the Riverton Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     (r)  Registration Obligations.  Except as set forth on Schedule 2(r),
          ------------------------
neither Riverton nor any Riverton Subsidiary is under any obligation, contingent or otherwise, which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

     (s)  Brokers and Finders. Neither Riverton nor any Riverton Subsidiary nor
          -------------------
any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Riverton or any Riverton Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

     (t)  Administration of Trust Accounts.  Riverton and each Riverton
          --------------------------------
Subsidiary has properly administered in all respects material and which could reasonably be expected to be material to the financial condition of Riverton and the Riverton Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Riverton, any Riverton Subsidiary, nor any director, officer or employee of Riverton or any Riverton Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the financial condition of Riverton and the Riverton Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     (u)  No Defaults.  Neither Riverton nor any Riverton Subsidiary is in
          -----------
default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Riverton and the Riverton Subsidiaries, taken as a whole. To the best of Riverton's knowledge, all parties with whom Riverton or any Riverton Subsidiary has material leases, agreements or contracts or who owe to Riverton or any Riverton Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Riverton Subsidiaries are in compliance therewith in all material respects.

     (v)  Environmental Liability.  There is no legal, administrative, or other
          -----------------------
proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on Riverton or any Riverton Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or to the best of Riverton's knowledge, threatened against Riverton or any Riverton Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon Riverton and Riverton's Subsidiaries taken as a whole; to the best of Riverton's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Riverton's knowledge neither Riverton nor any Riverton Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Riverton has provided Norwest with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

     (w)  Compliance with Year 2000 Requirements. Riverton is in full compliance
          --------------------------------------
with current Federal Financial Institutions Examination Council ("FFIEC") requirements relating to assessing and addressing Year 2000 business risk. Riverton has made its Year 2000 project assessment and remediation plan available to Norwest for review and has furnished Norwest with copies of all communications between Riverton or any Riverton Subsidiary and regulators having responsibility for overseeing compliance with such FFIEC requirements.

     3. REPRESENTATIONS AND WARRANTIES OF NORWEST. Norwest represents and warrants to Riverton as follows:

     (a)  Organization and Authority.  Norwest is a corporation duly organized,
          --------------------------
validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

     (b)  Norwest Subsidiaries.  Schedule 3(b) sets forth a complete and correct
          --------------------
list as of December 31, 1997, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

     (c)  Norwest Capitalization. As of December 31, 1997, the authorized
          ----------------------
capital stock of Norwest consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on December 31, 1997, 980,000 shares of Cumulative Tracking Preferred Stock, at $200 stated value, and 10,022 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 20,625 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 22,831 shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, and 22,927 shares of 1997 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, were outstanding; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on December 31, 1997, no shares were outstanding; and (iii) 1,000,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on December 31, 1997, 758,619,494 shares were outstanding and 10,493,685 shares were held in the treasury. However, on April 28, 1998, the shareholders of Norwest approved an amendment to the Norwest Certificate of Incorporation, effective June 8, 1998, to increase the number of shares of Norwest common Stock which Norwest is authorized to issue from 1,000,000,000 to 2,000,000,000. All of the outstanding shares of capital stock of Norwest have been duly and validly authorized and issued and are fully paid and nonassessable.

On June 7, 1998, Norwest entered into an Agreement and Plan of Merger (the "Wells Merger Agreement") by and between Norwest and Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), under which it is contemplated that Wells Fargo will merge with and into Norwest, with Norwest as the surviving corporation (the "Wells Merger"). The Wells Merger Agreement provides that, prior to consummation of the Wells Merger, Norwest will amend its Restated Certificate of Incorporation to provide that Norwest shall have authority to issue an aggregate of 20,000,000 shares of Preferred Stock without par value, 4,000,000 of Preference Stock without par value, and 4,000,000,000 shares of Common Stock of the par value of $1-2/3 per share.

     (d)  Authorization.  Norwest has the corporate power and authority to enter
          -------------
into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

     Neither the execution, delivery and performance by Norwest of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

     Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under Wyoming law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Merger Agreement.

     (e)  Norwest Financial Statements.  The consolidated balance sheets of
          ----------------------------
Norwest and Norwest's subsidiaries as of December 31, 1997 and 1996 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1997, together with the notes thereto, certified by KPMG Peat Marwick LLP and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Norwest 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Norwest and its subsidiaries as of June 30, 1998 and the related unaudited consolidated statements of income and cash flows for the six (6) months then ended included in Norwest's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

     (f)  Reports.  Since December 31, 1992, Norwest and each Norwest Subsidiary
          -------
has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g)  Properties and Leases.  Except as may be reflected in the Norwest
          ---------------------
Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of June 30, 1998 included in Norwest's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h)  Taxes.  Each of Norwest and the Norwest Subsidiaries has filed all
          -----
material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1982, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

     (i)  Absence of Certain Changes.  Since December 31, 1997, there has been
          --------------------------
no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (j)  Commitments and Contracts.  Except as set forth on Schedule 3(j), as
          -------------------------
of December 31, 1997 neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i)  any labor contract or agreement with any labor union;

         (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

        (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

     (k)  Litigation and Other Proceedings.  Neither Norwest nor any Norwest
          --------------------------------
Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (l)  Insurance.  Norwest and each Norwest Subsidiary is presently insured
          ---------
or self insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m)  Compliance with Laws.  Norwest and each Norwest Subsidiary has all
          --------------------
permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

     (n)  Labor.  No work stoppage involving Norwest or any Norwest Subsidiary
          -----
is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Norwest or such Norwest Subsidiary. Except as set forth on Schedule 3(j), employees of Norwest and the Norwest Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o)  Norwest Benefit Plans.
          ---------------------

          (i) As of January 1, 1998, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on
     Schedule 3(o) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

         (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of TRA `86 for each of the Norwest Plans to which the qualification requirements of Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

        (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan as of the end of the most recent Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

        (iv) Except as set forth on Schedule 3(o), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

        (v) Except as set forth on Schedule 3(o), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

        (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

        (vii) Neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (p)  Registration Statement, etc.  None of the information regarding
          ---------------------------
Norwest and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     (q)  Brokers and Finders. Neither Norwest nor any Norwest Subsidiary nor
          -------------------
any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

     (r)  No Defaults.  Neither Norwest nor any Norwest Subsidiary is in
          -----------
default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

     (s)  Environmental Liability.  There is no legal, administrative, or other
          -----------------------
proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Norwest or any Norwest Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Norwest's knowledge neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

     (t)  Merger Co.  As of the Closing Date, Merger Co. will be a corporation
          ---------
duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business.

     4. COVENANTS OF RIVERTON. Riverton covenants and agrees with Norwest as follows:

     (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, Riverton, and each Riverton Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Norwest (which consent requirement shall be deemed to be waived as to any loan approval request to which Norwest has made no response by the end of the second business day following the day of receipt of the request by a representative designated by Norwest in writing), make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $100,000; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Riverton and each Riverton Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Riverton and the Riverton Subsidiaries taken as a whole; promptly upon request, provide access to Norwest and its representatives to Riverton or any Riverton Subsidiary's bank application computer files and provide or cause to be provided any vendor deconversion tape along with any related support data and documentation; and permit Norwest and its representatives (including KPMG Peat Marwick LLP) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Riverton herein expressed.

     (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, Riverton and each Riverton Subsidiary will not (without the prior written consent of Norwest): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities; authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $10,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one (1) year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except (i) if the Effective Time of the Merger is after December 31, 1998, dividends not to exceed an aggregate of $12 per share declared and paid in accordance with past practice, and (ii) any dividend declared by a subsidiary's Board of Directors in accordance with applicable law and regulation; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Riverton; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices; sell or otherwise dispose of any shares of the capital stock of any Riverton Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

     (c) The Board of Directors of Riverton will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of Riverton will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Wyoming Business Corporation Act and other applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

     (d) Riverton will furnish or cause to be furnished to Norwest all the information concerning Riverton and its subsidiaries required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof (including the audited Riverton Financial Statements for the year-ended December 31, 1997, which Riverton agrees to have prepared by Fortner, Bayens, Levkulich & Co. and delivered to Norwest within 90 days of the date of this Agreement), or any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of Fortner, Bayens, Levkulich & Co. to use such opinion in such Registration Statement.

     (e) Riverton will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Riverton to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

     (f) Riverton will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (g) Riverton will hold in confidence all documents and information concerning Norwest and its subsidiaries furnished to Riverton and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Riverton's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to Riverton, in the public domain, or later acquired by Riverton from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest.

     (h) Neither Riverton, nor any Riverton Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Riverton or any Riverton Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security,
(iii) to purchase, lease or otherwise acquire the assets of Riverton or any Riverton Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Riverton or any Riverton Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Riverton or any Riverton Subsidiary concerning any of the foregoing, Riverton or such Riverton Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

     (i) Riverton shall consult with Norwest as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (j) Riverton and each Riverton Subsidiary will take all action necessary or required (i) to terminate or amend, if requested by Norwest, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger to facilitate the merger of such plans with Norwest plans without gaps in coverage for participants in the plans and without duplication of costs caused by the continuation of such plans after coverage is available under Norwest plans, and
(ii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger.

     (k)  [Intentionally left blank]

     (l) Riverton shall use its best efforts to obtain and deliver at least 32 days prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Norwest by each executive officer, director or shareholder of Riverton who may reasonably be deemed an "affiliate" of Riverton within the meaning of such term as used in Rule 145 under the Securities Act.

     (m) Riverton shall establish such additional accruals and reserves as may be necessary to conform Riverton's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Riverton's business following the Merger and to provide for the costs and expenses relating to the consummation by Riverton of the Merger and the other transactions contemplated by this Agreement.

     (n) Riverton shall obtain, at its sole expense, Phase I environmental assessments for each bank facility and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to Norwest no later than four (4) weeks and written reports shall be delivered to Norwest no later than eight (8) weeks from the date of this Agreement. Riverton shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Norwest on the basis of the results of such Phase I environmental assessments. Riverton shall obtain a survey and assessment of all potential asbestos containing material in owned or leased properties (other than OREO property) and a written report of the results shall be delivered to Norwest within four weeks of execution of the definitive agreement.

     (o) Riverton shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each bank facility which shall be delivered to Norwest no later than four (4) weeks from the date of this Agreement.

     (p) Riverton and Norwest will work together to assess the impact of the transactions contemplated by this Agreement on Riverton's continued compliance with the FFIEC Year 2000 requirements and Riverton will take such action, in consultation with Norwest, as may be necessary to amend Riverton's Year 2000 project assessment and remediation plan. Riverton will prepare a contingency plan to be used in the event the transactions contemplated by this Agreement are not consummated.

     5. COVENANTS OF NORWEST. Norwest covenants and agrees with Riverton as follows:

     (a) From the date hereof until the Effective Time of the Merger, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

     (b) Norwest will furnish to Riverton all the information concerning Norwest required for inclusion in a proxy statement or statements to be sent to the shareholders of Riverton, or in any statement or application made by Riverton to any governmental body in connection with the transactions contemplated by this Agreement.

     (c) As promptly as practicable after the execution of this Agreement, Norwest will file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the shareholders of Riverton pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Riverton shareholders, at the time of the Riverton shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph
            --------
shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Riverton or any Riverton subsidiary for use in the Registration Statement or the Prospectus.

     (d) Norwest will file all documents required to be filed to list the Norwest Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

     (e) The shares of Norwest Common Stock to be issued by Norwest to the shareholders of Riverton pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of Riverton pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

     (f) Norwest will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

     (g) Norwest will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with Riverton to obtain all such approvals and consents required by Riverton.

     (h) Norwest will hold in confidence all documents and information concerning Riverton and Riverton's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Riverton (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Riverton.

     (i) Norwest will file any documents or agreements required to be filed in connection with the Merger under the Wyoming Business Corporation Act.

     (j) Norwest will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (k) Norwest shall consult with Riverton as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (l) Norwest shall give Riverton notice of receipt of the regulatory approvals referred to in paragraph 7(e).

     (m)  [Intentionally left blank].

     (n) For a period not exceeding fifteen days prior to the Closing Date, Norwest will permit Riverton and its representatives to examine its books, records and properties and interview officers, employees and agents of Norwest at all reasonable times when it is open for business. No such examination by Riverton or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

     6. CONDITIONS PRECEDENT TO OBLIGATION OF RIVERTON. The obligation of Riverton to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by Riverton:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Norwest and its subsidiaries taken as a whole as if made at the Time of Filing.

     (b) Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

     (c) Riverton shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

     (d) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Riverton required for approval of a plan of merger in accordance with the provisions of Riverton's Articles of Incorporation and the Wyoming Business Corporation Act.

     (e) Norwest shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

     (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (g) The shares of Norwest Common Stock to be delivered to the stockholders of Riverton pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

     (h) Riverton shall have received an opinion, dated the Closing Date, of counsel to Riverton, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of Riverton Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Norwest Common Stock received by the shareholders of Riverton will be the same as the basis of Riverton Common Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of Riverton will include the holding period of the Riverton Common Stock, provided such shares of Riverton Common Stock were held as a capital asset as of the Effective Time of the Merger.

     (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     7. CONDITIONS PRECEDENT TO OBLIGATION OF NORWEST. The obligation of Norwest to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Norwest:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to Riverton and the Riverton Subsidiaries taken as a whole as if made at the Time of Filing.

     (b) Riverton shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

     (c) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Riverton required for approval of a plan of merger in accordance with the provisions of Riverton's Articles of Incorporation and the Wyoming Business Corporation Act.

     (d) Norwest shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of Riverton, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

     (e) Norwest shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Riverton or any Riverton Subsidiary that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest.

     (f) Riverton and each Riverton Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Riverton's or such subsidiary's business required for the consummation of the Merger, and Riverton and each Riverton Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

     (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (h)  [Intentionally left blank]

     (i) At any time since the date hereof the total number of shares of Riverton Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Riverton Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Norwest, shall not have exceeded 20,893.5.

     (j) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (k) Norwest shall have received from the Chief Executive Officer and Chief Financial Officer of Riverton a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Norwest, to the effect that:

        (i) the interim quarterly financial statements of Riverton included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of Riverton;

        (ii) the amounts reported in the interim quarterly financial statements of Riverton agree with the general ledger of Riverton;

        (iii) the annual and quarterly financial statements of Riverton and the Riverton Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

        (iv) from the date of the most recent unaudited consolidated financial statements of Riverton and the Riverton Subsidiaries as may be included in the Registration Statement to a date 5 days prior to the effective date of the Registration Statement or 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of Riverton and the Riverton Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of Riverton and the Riverton Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

        (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of Riverton and the Riverton Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of Riverton and the Riverton Subsidiaries and have found them to be in agreement with financial records and analyses prepared by Riverton included in the annual and quarterly financial statements, except as disclosed in such letters.

     (l) Riverton and the Riverton Subsidiaries considered as a whole shall not have sustained since December 31, 1997 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

     (m) There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on Riverton or any Riverton Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon Riverton and its subsidiaries taken as a whole.

     (n) Since December 31, 1997, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Riverton and the Riverton Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

     (o) Riverton shall be in full compliance with current FFIEC Year 2000 requirements. There shall be no feature of Riverton's data processing, operating or platform systems that would prevent those systems from being successfully converted to Norwest systems.

     8. EMPLOYEE BENEFIT PLANS. Each person who is an employee of Riverton or any Riverton Subsidiary as of the Effective Date of the Merger ("Riverton Employees") shall be eligible for participation in the employee welfare and retirement plans of Norwest, as in effect from time to time, as follows (provided, however, that it is Norwest's intent that the transition from the Riverton plans to the Norwest plans be facilitated without gaps in coverage for participants in the plans and without duplication of costs caused by the continuation of such plans after coverage is available under Norwest plans):

     (a) Employee Welfare Benefit Plans.  Each Riverton employee shall be
         -------------------------------
eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger:

     Medical Plan
     Dental Plan
     Vision Plan

     Short Term Disability Plan
     Long Term Disability Plan
     Long Term Care Plan
     Flexible Benefits Plan
     Basic Group Life Insurance Plan
     Group Universal Life Insurance Plan
     Dependent Group Life Insurance Plan
     Business Travel Accident Insurance Plan
     Accidental Death and Dismemberment Plan
     Severance Pay Plan
     Vacation Program

For the purpose of determining each Riverton Employee's benefit for the year in which the Merger occurs under the Norwest vacation program, vacation taken by an Riverton Employee in the year in which the Merger occurs will be deducted from the total Norwest benefit. Riverton Employees shall receive credit for years of service to Riverton, the Riverton Subsidiaries and any predecessors of the Riverton Subsidiaries (to the extent credited under the vacation programs of Riverton and the Riverton Subsidiaries) for the purpose of determining benefits under the Norwest vacation program and short term disability plan.

Riverton Employees shall receive credit for years of service to Riverton, the Riverton Subsidiaries and any predecessors of the Riverton Subsidiaries (to the extent credited under the severance programs of Riverton and the Riverton Subsidiaries) for the purpose of determining benefits under the Norwest Severance Pay Plan.

     (b)  Employee Retirement Benefit Plans.
          ----------------------------------

Each Riverton Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (without credit for years of past service to Riverton and the Riverton Subsidiaries), and shall enter the SIP not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger.

Each Riverton Employee shall be eligible for participation, as a new employee, in the Norwest Pension Plan under the terms thereof.

     9.  TERMINATION OF AGREEMENT.

     (a)  This Agreement may be terminated at any time prior to the Time of
Filing:

          (i)  by mutual written consent of the parties hereto;

          (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by March 31, 1999 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

        (iii) by Riverton or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

     10. Expenses. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Riverton and Riverton Subsidiaries shall be borne by Riverton, and all such expenses incurred by Norwest shall be borne by Norwest.

     11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

     12. THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     13. NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

     If to Norwest:

        Norwest Corporation
        Sixth and Marquette
        Minneapolis, Minnesota  55479-1026
        Attention:  Secretary

     If to Riverton:

        Riverton State Bank Holding Company
        616 N. Federal
        P.O. Box BE
        Riverton, Wyoming 82501

               Attention: Alvin O. Olson, Chairman and President

         With a copy to:

               David B. Hooper, Esq.
               P.O. Box 753
               Riverton, Wyoming 82501

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

     14. COMPLETE AGREEMENT. This Agreement and the Merger Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

     15. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

     16. WAIVER AND OTHER ACTION. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

     17. AMENDMENT. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Riverton shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

     18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Wyoming.

     19. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger or except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Merger.

     20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NORWEST CORPORATION                RIVERTON STATE BANK HOLDING
                                       COMPANY


By: /s/ John E. Ganoe              By:  /s/ Alvin L. Olson
Its: Executive Vice President      Its: Chairman and President

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                                  [MERGER CO.]
                             a Wyoming corporation
                            (the merged corporation)
                                      AND
                      RIVERTON STATE BANK HOLDING COMPANY
                             a Wyoming corporation
                          (the surviving corporation)

     This Agreement and Plan of Merger dated as of __________, 1998, between RIVERTON STATE BANK HOLDING COMPANY, a Wyoming corporation (hereinafter sometimes called "Riverton" and sometimes called the "surviving corporation") and MERGER CO., a Wyoming corporation ("Merger Co.")(said corporations being hereinafter sometimes referred to as the "constituent corporations"),

     WHEREAS, Merger Co., a wholly-owned subsidiary of Norwest Corporation, was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Wyoming on _______, 19__, and said corporation is now a corporation subject to and governed by the provisions of the Wyoming Business Corporation Act. Merger Co. has authorized capital stock of ________ shares of common stock having a par value of $_____ per share ("Merger Co. Common Stock"), of which _________ shares were outstanding as of the date hereof; and

     WHEREAS, Riverton was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Wyoming on ________, 19__ and said corporation is now a corporation subject to and governed by the provisions of the Wyoming Business Corporation Act. Riverton has authorized capital stock of ________ shares of Common Stock, par value $_____ per share ("Riverton Common Stock") of which _______ shares were outstanding and no shares were held in the treasury as of ___________ , 19__; and

     WHEREAS, Norwest Corporation and Riverton are parties to an Agreement and Plan of Reorganization dated as of __________, 1998 (the "Reorganization Agreement"), setting forth certain representations, warranties and covenants in connection with the merger provided for herein; and

     WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporations and for the best interests of the respective shareholders of said corporations that said corporations merge and that Merger Co. be merged with and into Riverton, with Riverton continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the Wyoming Business Corporation Act, which statute permits such merger; and

     WHEREAS, it is the intent of the parties to effect a merger which qualifies as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code;

     NOW, THEREFORE, the parties hereto, subject to the approval of the shareholders of Merger Co., in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Merger Co. shall be merged with and into Riverton pursuant to the laws of the State of Wyoming, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Merger Co. with and into Riverton, the mode of carrying said merger into effect, the manner and basis of converting the shares of Riverton Common Stock into shares of common stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

     FIRST: At the time of merger Merger Co. shall be merged with and into Riverton, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Merger Co. shall cease and the name of the surviving corporation shall be ________________.

     SECOND: The Articles of Incorporation of Riverton at the time of merger shall be amended as set forth below and, as so amended, shall be the Articles of Incorporation of the surviving corporation until further amended according to law:

     [Amend to change name, number of directors, etc.]

     THIRD: The By-Laws of Riverton at the time of merger shall be and remain the By-Laws of the surviving corporation until amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said By-Laws.

     FOURTH: The directors of Merger Co. at the time of merger shall be and remain the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify.

     FIFTH:   The officers of Merger Co. at the time of merger shall be and remain the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify.

     SIXTH: The manner and basis of converting the shares of Riverton Common Stock into cash or shares of shares of Norwest Common Stock shall be as follows:

     1. Each of the shares of Riverton Common Stock outstanding immediately prior to the time of merger (other than shares as to which statutory dissenters' rights have been exercised) shall at the time of merger, by virtue of the merger and without any action on the part of the holder or holders thereof, be converted into and exchanged the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares by the number of shares of Riverton Common Stock then outstanding. The "Adjusted Norwest Shares" shall be a number equal to $18,600,000 divided by the Norwest Measurement Price. The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the meeting of shareholders held to vote on the merger.

     2. As soon as practicable after the merger becomes effective, each holder of a certificate for shares of Riverton Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate for cancellation to the surviving corporation or to Norwest Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate for the number of whole shares of Norwest Common Stock to which such holder shall be entitled on the basis set forth in paragraph 1 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of Riverton Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence the right to receive (except for the payment of dividends as provided below) ownership of the number of whole shares of Norwest Common Stock into which such shares of Riverton Common Stock have been converted on the basis above set forth; provided, however, until the holder of such certificate for Riverton Common Stock shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the Norwest Common Stock, if any, represented by such certificate, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate for Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of merger and the date of such exchange.

     3. If between the date of the Reorganization Agreement and the time of merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Norwest Common Stock, if any, into which a share of Riverton Common Stock shall be converted on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Riverton Common Stock shall be converted will equal the number of shares of Norwest Common Stock which the holders of shares of Riverton Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the time of merger.

     4. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days immediately preceding the meeting of shareholders held to vote on the merger.

     5. Each share of Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for shares of the surviving corporation after the time of merger.


     SEVENTH: The merger provided for by this Agreement shall be effective as follows:

     1. The effective date of merger shall be the date on which Articles of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed by the Secretary of State of the State of Wyoming; provided, however, that all of the following actions shall have been taken in the following order:

          a. This Agreement shall be approved and adopted on behalf of Merger Co. and Riverton in accordance with the Wyoming Business Corporation Act; and

          b. Articles of merger (with this Agreement attached as part thereof) with respect to the merger, setting forth the information required by the Wyoming Business Corporation Act, shall be executed by the President or a Vice President of Merger Co. and by the Secretary or an Assistant Secretary of Merger Co., and by the President or a Vice President of Riverton and by the Secretary or an Assistant Secretary of Riverton, and shall be filed in the office of the Secretary of State of the State of Wyoming in accordance with the Wyoming Business Corporation Act.

     2. The merger shall become effective as of 11:59 p.m. (the "time of merger") on the effective date of merger.

     EIGHTH:  At the time of merger:

     1. The separate existence of Merger Co. shall cease, and the corporate existence and identity of Riverton shall continue as the surviving corporation.

     2. The merger shall have the other effects prescribed by Section 17-16-1113 of the Wyoming Business Corporation Act.

     NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

     1. The registered office of the surviving corporation in the State of Wyoming shall be _____________________________, and the name of the registered agent of Riverton at such address is The Corporation Trust Company.

     2. If at any time the surviving corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in the surviving corporation the title to any property or rights of Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of Riverton and Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in the surviving corporation and otherwise carry out the purposes of this Agreement.

     3. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

     4. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Wyoming.

     5. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

     6. At any time prior to the filing of Articles of Merger with the Secretary of State of the State of Wyoming, subject to the provisions of the Reorganization Agreement this Agreement may be terminated upon approval by the Boards of Directors of either of the constituent corporations notwithstanding the approval of the shareholders of either constituent corporation.

     IN WITNESS WHEREOF, the parties hereto have cause this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers and their respective corporate seals to be affixed hereto, pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.

                                           RIVERTON STATE BANK HOLDING COMPANY


                                           By:   _______________________________
                                           Its:  _______________________________


(Corporate Seal)


Attest:


__________________________
     Secretary



                                           [MERGER CO.]


                                           By:   _______________________________
                                           Its:  _______________________________


(Corporate Seal)


Attest:


___________________________
     Secretary

                                                                       EXHIBIT B

Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, MN  55479-1026

Attention:  Secretary

Gentlemen:

     I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of RIVERTON STATE BANK HOLDING COMPANY, a Wyoming corporation ("Riverton").

     Pursuant to an Agreement and Plan of Reorganization, dated as of September __, 1998, (the "Reorganization Agreement"), between Riverton and Norwest Corporation, a Delaware corporation ("Norwest"), it is contemplated that a wholly-owned subsidiary of Norwest will consolidate with Riverton (the "Consolidation") and as a result, I will receive in exchange for each share of Common Stock, no par value, of Riverton ("Riverton Common Stock") owned by me immediately prior to the Effective Time of the Consolidation (as defined in the Reorganization Agreement), a number of shares of Common Stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock"), as more specifically set forth in the Reorganization Agreement.

     I hereby agree as follows:

     I will not offer to sell, transfer or otherwise dispose of any of the shares of Norwest Common Stock issued to me pursuant to the Consolidation (the "Stock") except (a) in compliance with the applicable provisions of Rule 145,
(b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

     I consent to the endorsement of the Stock issued to me pursuant to the Consolidation with a restrictive legend which will read substantially as follows:

         "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Norwest Corporation of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

     Norwest's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

     It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time of such disposition an affiliate of Norwest and have been the beneficial owner of the Stock for at least one year (or such other period as may be prescribed thereunder) and Norwest has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Norwest and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Norwest shall have received an opinion of counsel acceptable to Norwest to the effect that the stock transfer restrictions and the legend are not required.

     I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of Riverton Common Stock, Norwest Common Stock, or the Stock, to the extent I felt necessary, with my counsel or counsel for Riverton.

                                         Sincerely,

                                         _________________________

                                   APPENDIX B

                        WYOMING BUSINESS CORPORATION ACT

                         ARTICLE 13  DISSENTERS' RIGHTS

                                 SUBARTICLE A.
                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES


(S) 17-16-1301.  Definitions

(a)  As used in this article:

     (i) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder;

     (ii) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving, new, or acquiring corporation, by merger, consolidation, or share exchange of that issuer;

     (iii) "Dissenter" means a shareholder who is entitled to dissent from corporate action under W.S. 17-16-1302 and who exercises that right when and in the manner required by W.S. 17-16-1320 through 17-16-1328;

     (iv) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

     (v) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances;

     (vi) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation;

     (vii) "Shareholder" means the record shareholder or the beneficial shareholder.


(S) 17-16-1302.  Right to dissent

(a) A shareholder is entitled to dissent from, and to obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

     (i) Consummation of a plan of merger or consolidation to which the corporation is a party if:

       (A) Shareholder approval is required for the merger or the consolidation by W.S. 17-16-11103 or 17-16-1111 or the articles of incorporation and the shareholder is entitled to vote on the merger or consolidation; or

       (B) The corporation is a subsidiary that is merged with its parent under W.S. 17-16-1104.

(ii) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(iii) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one
(1) year after the date of sale;

(iv) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

       (A)  Alters or abolishes a preferential right of the shares;

       (B) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

       (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

       (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

       (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under W.S. 17-16-604.

(v) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.


(S)  17-16-1303.  Dissent by nominees and beneficial owners

(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters' rights as to the shares held on his behalf only if:

     (i) submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     (ii) He does so with respect to all shares of which he is the beneficial shareholder or over which he has the power to direct the vote.

                                 SUBARTICLE B.
                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS


(S) 17-16-1320.  Notice of dissenters' rights

(a) If a proposed corporate action creating dissenters' rights under W.S. 17-16-1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters' rights under W.S. 17-16-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in W.S. 17-16-1322.


(S) 17-16-1321.  Notice of intent to demand payment

(a) If a proposed corporate action creating dissenters' rights under W.S. 17-16-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and shall not vote his shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his shares under this article.


(S) 17-16-1322.  Dissenters' notice

(a) If a proposed corporate action creating dissenters' rights under W.S. 17-16-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of W.S. 17-16-1321.

(b) The dissenters' notice shall be sent no later than ten days (10) after the corporate action was taken, and shall:

     (i) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

     (ii) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;


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     (iii)  Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

     (iv) Set a date by which the corporation shall receive the payment demand, which date may not be fewer than thirty (30) days nor more than sixty (60) days after the date the notice required by subsection (a) of this section is deliverd; and

     (v)    Be accompanied by a copy of this article.


(S)  17-16-1323.  Duty to demand payment

(a) A shareholder sent a dissenters' notice described in W.S. 17-16-1322 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to W.S. 17-16-1322(b)(iii), and deposit his certificates in accordance with the terms of the notice.

(b) A shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.


(S)  17-16-1324.  Share restrictions.

(a) The corporation may restrict the transfer of uncerificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under W.S. 17-16-1326.

(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.


(S)  17-16-1325.  Payment

(a) Except as provided in W.S. 17-16-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each

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     dissenter who complied with W.S. 17-16-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b)  The payment shall be accompanied by:

     (i) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

     (ii) A statement of the corporation's estimate of the fair value of the shares;

     (iii)  An explanation of how the interest was calculated;

     (iv) A statement of the dissenter's right to demand payment under W.S. 17-16-1328; and

     (v)    A copy of this article.


(S)  17-16-1326.  Failure to take action

(a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(1) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under W.S. 17-16-1322 and repeat the payment demand procedures.


(S)  17-16-1327  After-acquired shares.

(a) A corporation may elect to withhold payment required by W.S. 17-16-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b)  To the extent the corporation elects to withhold payment under subsection
     (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of


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     the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under W.S. 17-16-1328.


(S)  17-16-1328.  Procedure if dissenter is dissatisfied with payment or offer

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under W.S. 17-16-1325, or reject the corporation's offer under W.S. 17-16-1327 and demand payment of the fair value of the shares and interest due, if:

     (i) The dissenter believes that the amount paid under W.S. 17-16-1325 or offered under W.S. 17-16-1327 is less than the fair value of his shares or that the interest due was incorrectly calculated;

     (ii) The corporation fails to make payment under W.S. 17-16-1325 within sixty (60) days after the date set for demanding payment; or

     (iii) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) of this section within thirty (30) days after the corporation made or offered payment for his shares.


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

                                 SUBARTICLE C.
                          JUDICIAL APPRAISAL OF SHARES

(S)  17-16-1330.  Court action

(a) If a demand for payment under W.S. 17-16-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiviing the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay to each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the district court of the county where a corporation's principal office, or if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or cerified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in the amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e)  Each dissenter made a party to the proceeding is entitled to judgment for:

     (i) The amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

     (ii) The fair value, plus accrued interest, of his after-acquires hares for which the corporation elected to withhold payment under W.S. 17-16-1327.


(S)  17-16-1331.  Court costs and counsel fees

(a) The court in an appraisal proceeding commenced under W.S. 17-16-1330 shall determine all costs of the proceeding, including the reasonable compensation and


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

     expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith demanding payment under W.S. 17-16-1328.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (i) Against the corporation and in favor of any and all dissenters if the court finds the corporation did not substantially comply with the requirements of W.S. 17-16-1320 through 17-16-1328; or

     (ii) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of amounts awarded the dissenters who were benefited.


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